Exhibit 10.1

CREDIT AGREEMENT

By and Among

ATRICURE, INC.,

Borrower,

NATIONAL CITY BANK,

Agent,

AND

VARIOUS LENDERS DESCRIBED HEREIN

dated as of

July 1, 2008

SECTION 11.17	PATRIOT ACT NOTICE.	83

SCHEDULES

Schedule 1	Lenders
Schedule 2	Borrower’s Premises
Schedule 5.1(a)	Jurisdictions Where Qualified to do Business
Schedule 5.1(b)	Ownership of Capital Stock
Schedule 5.1(c)	Subsidiaries and Jurisdictions Where Qualified to do Business
Schedule 5.8	Patents and Trademarks
Schedule 5.10	Pending or Threatened Litigation
Schedule 5.11	Materially Adverse Contracts
Schedule 5.12	Tax Matters
Schedule 5.18	Material Contracts
Schedule 5.19	Environmental Matters
Schedule 5.21	Collateral
Schedule 5.22	FDA Matters
Schedule 6.4(b)	Liability Insurance Coverages
Schedule 8.5	Investment Policies
Schedule 8.7(e)	Liens
Schedule 8.10	Permitted Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Advance Request
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Note
Exhibit D	Form of Borrowing Base Certificate
Exhibit E	Form of Assignment and Assumption Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered as of July 1, 2008, by ATRICURE, INC., a Delaware corporation (“Borrower”), the banks and lending institutions set forth on Schedule 1 (collectively, “Lenders,” and individually, a “Lender”), and NATIONAL CITY BANK, a national banking association (“National City”), in its capacity as Agent for Lenders under this Agreement (“Agent”).

Statement of Agreement

In consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Agent and Lenders hereby agree as follows.

ARTICLE l

DEFINITIONS

Section 1.1 Provisions Pertaining to Definitions and Construction of Agreement. For all purposes of this Agreement and the other Loan Documents, unless otherwise expressly specified:

(a) The expression “this Agreement” shall mean this Credit Agreement (including all of the Schedules and Exhibits hereto) as originally executed, or, if supplemented, amended or restated from time to time, as so supplemented, amended or restated. “Hereunder,” “herein,” “hereto,” and words of similar import refer to this entire document;

(b) Unless the context clearly indicates the contrary, words importing the singular only shall include the plural and vice versa, and all references to dollars shall be United States Dollars;

(c) Accounting terms not otherwise defined herein shall have the meanings customarily given in accordance with GAAP (as defined below);

(d) All references to statutes include (i) all regulations promulgated thereunder, (ii) any amendments of such statutes or regulations promulgated thereunder, and (ii) any successor statutes and regulations, including any comparable provision of the applicable statute, ordinance, code, regulation or other law as amended or superseded after the date of this Agreement; provided, that any representation or warranty as to compliance with any such statute or regulation shall be limited to such statute or regulation as in effect as of the date of such representation or warranty;

(e) All of the uncapitalized terms contained in this Agreement which are defined under the UCC (as defined below) will, unless defined in the Loan Documents (as defined below) or the context clearly indicates otherwise, have the meanings provided for in the UCC;

(f) The terms “includes” and “including” are used by way of illustration and not by way of limitation. The singular includes the plural and conversely;

(g) The term “good faith” means honesty in fact in the conduct or transaction concerned;

(h) Any action required to be taken by a Person is to be taken promptly, unless the context clearly indicates the contrary;

(i) If Borrower has any Subsidiaries at any time during the term of this Agreement with the consent of Agent and Lenders, other than AtriCure Europe, the term “Borrower” in each representation, warranty and covenant herein shall mean Borrower as consolidated with each such Subsidiary, and Borrower shall cause each Subsidiary to be in compliance therewith. The existence of references to Borrower’s Subsidiaries any place in this Agreement is for a matter of convenience only. Any references to Subsidiaries of Borrower set forth herein shall not in any way be construed as consent by Agent and Lenders to the establishment, maintenance or acquisition of any Subsidiary; and

(j) The definition of any document, agreement or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, restatements and amendments thereof but only to the extent such renewals, extensions, supplements, modifications, restatements or amendments thereof are not prohibited by the terms of any Loan Document.

Section 1.2 Definitions. In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings (whether or not underscored):

“Accountants” means Deloitte & Touche LLP, or such other firm of certified public accountants selected by Borrower and acceptable to Agent and Lenders.

“Advance Rate” means a percentage, subject to change by Agent from time to time in accordance with Section 2.5, which is applied to Eligible Receivables (the “Receivables Advance Rate”) and to Eligible Inventory (the “Inventory Advance Rate”) for purposes of determining the Borrowing Base. The initial advance rates are as follows: the Receivables Advance Rate is 85%, and the Inventory Advance Rate is 50% of the value of Eligible Inventory. The Receivables Advance Rate will never exceed 85%, and the Inventory Advance Rate will never exceed 50%. Agent may establish, in its discretion exercised in good faith, one or more additional Inventory Advance Rates which may be applied severally against specific categories or types of Eligible Inventory.

“Affiliate” means, in relation to any Person (in this definition called the “Subject Person”), any other Person (i) which (directly or indirectly) controls or is controlled by or is under common control with the Subject Person; or (ii) which (directly or indirectly) owns or holds ten percent (10%) or more of any voting Securities or other Equity Interest in the Subject Person; or (iii) ten percent (10%) or more of whose voting Securities or other Equity Interest is directly or indirectly owned or held by the Subject Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession (directly or indirectly) of the power to direct or to cause the direction of the management or the policies of such Person, whether through the ownership of shares of any class in the capital, equity, or any other voting securities of such Person or by contract or otherwise.

“Agent” means National City acting in the capacity as Agent for Lenders under the Loan Documents and includes (where the context so admits) any other Person or Persons succeeding to the functions of Agent on, and subject to, the terms of this Agreement.

“Agent Cash Collateral Account” has the meaning given in Section 3.4(d)(i).

“Agent Disbursement Account” has the meaning given in Section 2.4(a).

“AtriCure Europe” means AtriCure Europe, B.V., a corporation organized and existing under the laws of the Netherlands.

“Borrower’s Premises” means, collectively, those facilities described on Schedule 2 which are owned or leased by Borrower, as such Schedule may be amended from time to time. “Borrower’s Facility” means each of the foregoing facilities.

“Borrowing Base” means, as of any time, an amount in Dollars equal to:

(i) the Receivables Advance Rate applied to the then Net Amount of Eligible Receivables of Borrower then outstanding;

plus (ii) the lesser of (a) $2,500,000 (subject to adjustment as provided in Section 2.5) and (b) the applicable Inventory Advance Rate applied, with respect to the applicable categories of Eligible Inventory, to the then Eligible Inventory; and

less (iii) the then Reserve Amount.

“Borrowing Base Certificate” has the meaning given in Section 6.2.

“Borrowing Base Deficiency” means the failure, as of any time, of the Revolving Loan Availability to be greater than or equal to zero Dollars.

“Business Day” means (i) with respect to all notices and determinations in connection with, and payments of principal and interest on, Loans bearing interest with reference to the Interest Rate, any day (other than a Saturday or Sunday) on which commercial banks are open in London, England and New York, New York for dealings in deposits in the London Interbank Market and (ii) in all other cases, any day on which commercial banks in Cincinnati, Ohio are required by law to be open for business. Periods of days referred to in this Agreement will be counted in calendar days unless Business Days are expressly prescribed.

“Capital Expenditure” means any amount paid or incurred in connection with the purchase of real estate, plant, machinery, equipment or other similar expenditure (including all renewals, improvements and replacements thereto, and all obligations under any lease of any of the foregoing) which has been or is required to be capitalized on Borrower’s Consolidated balance sheet in accordance with GAAP.

“Capital Lease” means any lease of Property which has been or is required to be capitalized on Borrower’s Consolidated balance sheet in accordance with GAAP.

“Capitalized Lease Obligations” means all rental obligations of Borrower and its Subsidiaries which, on a Consolidated basis under GAAP, are or will be required to be capitalized on Borrower’s Consolidated books, in each case taken at the amount thereof accounted for as Indebtedness in accordance with such principles.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of or in corporate stock, whether common or preferred.

“Cash Equivalents” means: (i) marketable direct obligations issued or unconditionally guaranteed or insured by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within three (3) months from the date of acquisition thereof; (ii) investments in certificates of deposit or bankers’ acceptances maturing within three (3) months from the date of acquisition issued by any Lender or any other commercial bank organized under the laws of the United States or any state thereof that is a member of the Federal Reserve System having capital surplus and undivided profits aggregating at least Two Hundred Fifty Million Dollars ($250,000,000); (iii) investments in commercial paper of any Lender or of any other Person which, at the time of issuance, have a rating of at least A-1 from Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (or any successor rating organization) or at least P-1 from Moody’s Investors Service, Inc. (or any successor rating organization) and maturing not more than six (6) months from the date of acquisition thereof; (iv) obligations of the type described in (i), (ii) or (iii) above purchased pursuant to a repurchase agreement obligating the counterpart to repurchase such obligations not later than thirty (30) days after the purchase thereof, secured by a fully perfected security interest in any such obligation, and having a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the issuing bank, and (v) time deposits or eurodollar time deposits maturing no more than thirty (30) days from the date of creation with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of One Hundred Thousand Dollars ($100,000) or the maximum insurance applicable to the aggregate amount of such Person’s deposits in such institution.

“Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events

(whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in:

(i) any Person or group either (a) becoming the beneficial owner, directly or indirectly, of Capital Stock representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Borrower or (b) otherwise having the ability, directly or indirectly, to elect a majority of the Board of Directors of Borrower;

(ii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new or replacement directors whose election to the Board of Directors, or whose nomination for election by the stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) ceasing for any reason to constitute a majority of the directors then in office; or

(iii) any Person or group possessing the power to direct or cause the direction of the management or policies of Borrower, whether through the ability to exercise voting power, by contract or otherwise.

For purposes of this definition, the terms “group” and “beneficial owner” shall have the respective meanings ascribed to them pursuant to Section 13(d) of the Exchange Act, and the rules of the SEC promulgated thereunder, except that a Person or group shall be deemed to “beneficially own” or be the “beneficial owner” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or after a passage of time.

“Closing Date” means July 1, 2008.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor federal tax code.

“Collateral” means all of Borrower’s rights, titles and interests in and to all of Borrower’s assets and Property, tangible and intangible, real and personal, including:

(i) all of Borrower’s accounts, chattel paper, deposit accounts, documents, equipment, fixtures, instruments, Inventory, investment property (including the Restricted Investment Collateral Account and each of the Restricted Investments), general intangibles, goods, and letter-of-credit rights;

(ii) all of Borrower’s rights, titles and interests in and to the commercial tort claims listed, or required to be listed, on Schedule 5.21 to this Agreement;

(iii) without limiting the description of the Property or any rights or interests in the Property described above in this definition of Collateral, all of Borrower’s rights, titles and interests in and to (a) all of Borrower’s money, cash and other funds; (b) all attachments, accessions, parts and appurtenances to, all substitutions for, and all replacements of any and all of Borrower’s equipment, fixtures and other goods; (c) all of Borrower’s agreements, as-extracted collateral, health-care-insurance receivables, leases, lease contracts, lease agreements, payment intangibles, proceeds of a letter of credit, promissory notes, and records; and (d) all of Borrower’s franchises, customer lists, insurance refunds, insurance refund claims, tax refunds, tax refund claims, pension plan refunds, pension plan reversions, patents, patent applications, service marks, service mark applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, software and licenses;

(iv) all supporting obligations;

(v) all of the products and proceeds of all of the foregoing described Property and interests in Property, including cash proceeds and noncash proceeds, including proceeds of any insurance, whether in the form of original collateral or any of the Property or rights or interests in Property described above in this definition of Collateral; and

(vi) all of the foregoing, whether now owned or existing or hereafter acquired or arising, or in which Borrower now has or hereafter acquires any rights, titles or interests.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit B, evidencing the compliance by Borrower with the covenants of this Agreement as of the immediately preceding Computation Date and, as applicable, Determination Date (as defined in Section 7.2).

“Computation Date” means the last day of each fiscal quarter of Borrower.

“Consolidated” means, with respect to any accounting matter or amount, such matter or amount computed on a consolidated basis for Borrower and Borrower’s Subsidiaries in accordance with GAAP.

“Contingent Obligation” means any direct or indirect liability, contingent or otherwise, with respect to any Indebtedness, dividend, or other obligation of another if the primary purpose or intent thereof, as determined by Agent, in incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. Contingent Obligations shall include, without limitation, (i) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ii) indebtedness, obligations or liabilities of another secured by a Lien on Property owned by Borrower or any of its Subsidiaries, even though Borrower or its Subsidiaries has not assumed or become liable for the payment therefor; (iii) any liability for the obligations of another through any agreement (contingent or otherwise): (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (b) to maintain the solvency of any balance sheet item, level of income or financial condition of another, or (c) to make take-or-pay, pay-or-play or similar payments if required regardless of nonperformance by any other party or parties to an agreement, if in the case of any agreement described under sub clauses (a), (b) or (c) of this sentence the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported, as determined by Agent.

“Credit Commitment” means, in relation to any particular Lender, the maximum amount of the Loans to be loaned by such Lender to Borrower as set forth in Schedule 1, as such commitment may be: (i) reduced or increased from time to time pursuant to the terms of the definition of the Maximum Revolving Commitment, such reduction or increase to be pro rata based on such Lender’s maximum Credit Commitment immediately before such reduction or, as applicable, increase, (ii) reduced or terminated pursuant to Section 2.8(e), any such reduction to be pro rata based on such Lender’s maximum Credit Commitment immediately before such reduction, (iii) reduced or increased under Section 2.14 as a result of a reduction or, as applicable, increase of the Maximum Revolving Commitment as provided therein, such reduction or increase to be pro rata based on such Lender’s maximum Credit Commitment immediately before such reduction or, as applicable, increase, (iv) terminated pursuant to Section 9.2, and (v) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.19, (ii). “Credit Commitments” means the aggregate of each Lender’s Credit Commitment. The maximum aggregate Credit Commitments shall not exceed, as of any date, the Maximum Revolving Commitment then in effect.

“Credit Exposure” means, as of any date, the sum of the then outstanding aggregate principal amount of the Loans and the Letter of Credit Obligations.

“Current Balance Sheet” means the balance included among the Current Financial Statements.

“Current Financial Statements” means the Consolidated balance sheet and other financial statements of Borrower and its Subsidiaries dated March 31, 2008, previously delivered to Agent.

“Date of Reference” means, on any Business Day, a date which is two (2) Eurodollar Banking Days prior to the Business Day in question.

“Default” means any event or occurrence which, with the giving of notice or the passage of time, or the satisfaction of any other condition, or all of them, would constitute an Event of Default.

“Default Interest Rate” means an annual rate of interest equal to the sum of (i) the Interest Rate plus (ii) two percent (2%).

“Dollars” and “$” means dollars in lawful currency of the United States of America unless otherwise indicated.

“EBITDA” means, for any period, (i) Net Income, plus (without duplication): (ii) any Interest Expense deducted in determining Net Income, plus (iii) any income, franchise and commercial activity taxes paid in cash or accrued and deducted in determining Net Income, plus (iv) amortization and depreciation and other non-cash charges deducted in determining Net Income, plus (v) any non-cash deferred compensation and non-cash stock option or other non-cash equity compensation expenses and any non-cash expenses arising from Borrower’s Employee Stock Purchase Plan and other non-cash employee plans maintained by Borrower, each to the extent deducted in determining Net Income, plus (vi) unrealized losses from changes in currency deducted in determining Net Income, plus (vii) non-cash losses attributable to dispositions of assets deducted in determining Net Income, plus (viii) extraordinary non-cash losses deducted in determining Net Income, and minus (ix) the sum of interest income, extraordinary gains, gains from sales of assets (other than sales of Inventory in the ordinary course of business), unrealized gains from changes in currency, and any other non-operating, non-recurring gains or other items of income included in determining Net Income, all as determined on a Consolidated basis in accordance with GAAP.

“Eligible Inventory” means Borrower’s Inventory which meets the criteria in clause (i) below of this definition and is not ineligible pursuant to clause (ii) below. Eligible Inventory will be valued, for purposes of determining the Borrowing Base, at the lower of market value or cost, determined in accordance with a “first in-first out” cost accounting system.

(i) Except as otherwise provided in clause (ii) below, Inventory is eligible if it is, and continues to be, (a) (1) finished goods owned and held by Borrower at a Borrower’s Premises for sale in the ordinary course of Borrower’s business as presently conducted by it (“Finished Goods”) or (2) raw materials owned and held by Borrower at Borrower’s Premises comprised of various plastic and metal components, including bar stock, clamps, clips, dissection prongs, scissor parts, switches, pens, and packaging, that will be converted or fabricated into Finished Goods in the ordinary course of Borrower’s business as presently conducted by it (“Raw Materials”) and (b) subject to a valid and prior, fully perfected security interest of Agent, free and clear of all Liens of any Person (except to the extent, if any, of the Permitted Liens).

(ii) Without limiting Agent’s discretion as to other Inventory, the following Inventory will not, in any event, constitute Eligible Inventory:

(a) Finished Goods (1) which are not readily saleable in the ordinary course of Borrower’s business, (2) which are slow-moving or obsolete as determined by Agent, in its discretion exercised in good faith, or (3) which are subject to defects which would affect their market value (including all Finished Goods for which reserves for obsolescence have been provided for in Borrower’s financial statements or for which obsolescence reserves are anticipated);

(b) Raw Materials (1) which are not in good condition or not usable in Borrower’s business, (2) which are slow-moving or obsolete as determined by Agent, in its discretion exercised in good faith, or (3) which are subject to defects which would affect their market value (including all Raw Materials for which reserves for obsolescence have been provided for in Borrower’s financial statements or for which obsolescence reserves are anticipated);

(c) work-in-process (including subassemblies (i.e., assembled parts that will be combined with other parts to make a Finished Good)); supplies and other like materials (other than packaging for Finished Goods); spare parts; display items; samples; or any Inventory which is represented by reserves established, as of any date of determination, in Borrower’s financial statements delivered to Agent;

(d) Inventory that is located outside of the continental United States;

(e) Inventory which has been consigned to or by Borrower or has been sold to Borrower in any sale on approval or sale and return transaction;

(f) Inventory that is located on any premises not owned by Borrower or is in the possession of any Person other than Borrower except (subject to any additional requirements imposed by Agent, in its discretion exercised in good faith, to protect Borrower’s title thereto or Agent’s Lien thereon): (1) Eligible Inventory in the possession of a warehouseman or other bailee (including an inventory processor) if Agent has received a bailee waiver letter acceptable to Agent from such warehouseman or bailee and such warehousemen or bailee has not issued a negotiable document of title as to any of the Eligible Inventory and (2) Eligible Inventory located on premises leased by Borrower if Agent has received a landlord’s waiver acceptable to Agent with respect to such premises;

(g) Inventory that is subject to any trademark, trade name, patent or licensing arrangement, any contractual arrangement, or any law, rule or regulation that could, in any instance in Agent’s judgment exercised in good faith, limit or impair the ability of Agent to promptly exercise any of its rights with respect thereto;

(h) Inventory (1) with respect to which insurance proceeds, if any, are not payable to Agent as mortgagee or loss payee in accordance with the Loan Documents or (2) which is subject to a negotiable warehouse receipt or other negotiable instrument;

(i) Inventory that is in transit to or from a Borrower’s Premises;

(j) Inventory which is custom made for a particular customer of Borrower for which Borrower’s customer did not issue a purchase order to Borrower;

(k) Inventory that is subject to any Lien of any Person which has priority over the Lien of Agent;

(l) Inventory that (1) is the subject of a recall, withdrawal, off-sale order, warning letter, seizure or other enforcement action by the FDA, (2) has been acquired, manufactured, labeled, stored, or distributed in violation of applicable law, or (3) has exceeded any applicable expiration or like time limit for sale or other distribution under applicable law;

(m) Inventory that constitutes a Hazardous Substance;

(n) Inventory which does not meet the applicable specifications of Borrower’s customers for such Inventory; or

(o) Inventory as to which Agent, in its discretion exercised in good faith, deems to be ineligible because of type, category, value, or quantity or any other credit or collateral considerations that Agent makes applicable from time to time.

“Eligible Receivables” means such of the Receivables owing to Borrower that meet the criteria in clause (i) below of this definition and are not ineligible pursuant to clause (ii) below.

(i) Except as provided in clause (ii) below, Receivables which meet, and continue to meet, all of the following criteria are Eligible Receivables.

(a) Receivables which consist of ordinary trade accounts receivable owned solely by Borrower, evidenced by Borrower’s standard invoice therefor, payable in cash in Dollars and which arise out of an outright, bona fide, lawful and final sale of Finished Goods or the provision of services in each case in the ordinary course of Borrower’s business as presently conducted by it to a Person who is not an Affiliate of Borrower (or who otherwise is controlled by Borrower or by an Affiliate of Borrower) who has issued a valid and binding purchase order therefor to, or entered into a valid and binding other written agreement with, Borrower;

(b) Receivables which are due and payable absolutely and unconditionally within (1) Borrower’s standard terms of net 30 days from the date of the invoice applicable thereto, or (2) such extended terms that Agent, in its discretion exercised in good faith, approves after prior notice from Borrower;

(c) Receivables with respect to which (1) the services covered thereby have been rendered and accepted by the account debtor or its designee or (2) the Finished Goods covered thereby have been delivered to the account debtor or its designee and accepted by such account debtor or designee; and

(d) Receivables with respect to which not more than 90 days have elapsed since the date of the original invoice applicable thereto.

(ii) Without limiting Agent’s discretion as to other Receivables, the following Receivables will not, in any event, constitute Eligible Receivables:

(a) Receivables with respect to which the account debtor or any Affiliate of the account debtor has filed or had filed against it a petition in bankruptcy or for reorganization, made an assignment for the benefit of creditors, or failed, suspended business operations, become insolvent or in respect of which a receiver, custodian, or a trustee was appointed for a significant portion of its assets or affairs, or Receivables with respect to which the account debtor is incompetent or has died;

(b) Receivables with respect to which (1) the account debtor is not qualified to do business in one or more States of the United States of America (or the District of Columbia) or any Canadian provinces acceptable to Agent in its discretion exercised in good faith or (2) the account debtor has its principal place of business or chief executive office outside of the United States of America (or the District of Columbia) or any Canadian provinces acceptable to Agent in its discretion unless, in either or both of such events (1) or (2), the Receivable is supported by an irrevocable, clean letter of credit or acceptance issued (A) by a financial institution satisfactory to Agent and (B) on terms acceptable to Agent, and, if so requested by Agent, delivered to Agent in pledge for negotiation and presentment;

(c) Receivables owing from the same account debtor, either alone or together with its Affiliates, if 25% or more of such Receivables are ineligible for any reason;

(d) Receivables owing from any single account debtor to the extent, as of any date, that the total amount of such account debtor’s Indebtedness to Borrower (whether evidenced by such Receivables or otherwise) exceeds 20% of the face amount (less maximum discounts, credits and allowances which may be taken by, or granted to, such account debtor in connection therewith) of the then outstanding Eligible Receivables of Borrower;

(e) Receivables with respect to which the account debtor is a governmental authority (“Government Receivables”), unless with respect to such Government Receivables the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 and 41 U.S.C. § 15) or, as applicable, comparable state statute or regulation has been complied with to Agent’s satisfaction;

(f) Receivables which (1) consist (or to the extent consisting) of deposits, (2) consist (or to the extent consisting) of vendor warranty claims, (3) consist (or to the extent consisting) of finance charges, service charges, or interest on delinquent accounts, (4) are proceeds of consigned Inventory, (5) are employee, officer, director or other Affiliate Receivables, (6) are debit memoranda, (7) consist (or to the extent consisting) of non-trade Receivables, or (8) consist (or to the extent consisting) of C.O.D. sales.

(g) Receivables which are evidenced by a promissory note, chattel paper or other instrument;

(h) Receivables (1) which are subject to set-off, credit, contras, allowance or adjustment by the account debtor (except discounts allowed for prompt payment), or (2) with respect to which the account debtor has returned any of the Inventory from the sale from which the Receivables arose, provided that in either or both of such events (1) or (2), the net amount owed by such account debtor to Borrower in respect of such Receivable, as determined by Agent in its discretion exercised in good faith, will, if otherwise eligible, be an Eligible Receivable;

(i) Receivables which are generated by a sale on approval, a bill and hold sale, a sale on consignment, or other type of conditional sale or which are subject to progress billing;

(j) Receivables which are not subject to the first priority security interest of Agent or are subject to any Lien of any Person (except to the extent, if any, of the Permitted Liens);

(k) Receivables with respect to which the account debtor (the “Subject Customer”) is located in any one or more of New Jersey, Minnesota, or West Virginia unless (1) if the Subject Customer is located in New Jersey, Borrower has properly qualified to do business in New Jersey or has filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year, (2) if the Subject Customer is located in Minnesota, Borrower has properly qualified to do business in Minnesota or has filed a Notice of Business Activities Report with the Minnesota Division of Taxation for the then current year, or (3) if the Subject Customer is located in West Virginia, Borrower has filed, or is exempt from filing, a Business Activity Report with the Tax Commissioner of the State of West Virginia for the then current year;

(l) Receivables with respect to which the account debtor has sold or is selling substantially all of its assets and has not established adequate reserves or made provisions for the payment of all amounts owed to such account debtor’s trade creditors, as determined by Agent in its discretion exercised in good faith;

(m) Receivables with respect to which Agent has received a check for payment of such Receivable which has been returned uncollected, or Receivables with respect to which Agent, in its discretion exercised in good faith, believes that the collection of such Receivable is in doubt or impaired or that such Receivable may not be paid by reason of the account debtor’s financial inability to pay;

(n) Receivables with respect to which the account debtor is located in any state or provinces requiring the filing by Borrower of an application to qualify to do business or a fictitious name report in order to permit Borrower to seek judicial enforcement in such state or provinces of payment of that Receivable, unless Borrower has qualified to do business in such state or has filed a fictitious name report;

(o) Receivables with respect to which an invoice for the agreed-on purchase price has been issued to the account debtor greater than or equal to three Business Days after the services covered thereby have been rendered or the Finished Goods covered thereby have been (or were originally) delivered to the account debtor or its designee; or

(p) Receivables which Agent, in its discretion exercised in good faith, deems to be ineligible based on those credit or collateral considerations which Agent makes applicable from time to time.

“Employee Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA.

“Employee Stock Purchase Plan” means, as of any date, the then current employee stock purchase plans adopted by Borrower for the benefit of its employees to enable them to acquire Borrower’s Capital Stock.

“Environmental Laws” means individually or collectively any local, state or federal law, statute, rule, regulation, order, ordinance, common law, or permit or license term or condition pertaining to the environment or to environmental contamination, regulation, management, control, treatment, storage, disposal, containment, removal, clean-up, reporting or disclosure, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) (including, but not limited to, the Superfund Amendments and Reauthorization Act), the Resource Conservation and Recovery Act (including, but not limited to, the Hazardous and Solid Waste Amendments of 1984), the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, and the Clean Air Act, all as now or hereafter amended.

“Equity Interests” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the SEC (17 C.F.R. § 240.3a11-1) under the Exchange Act, as amended).

“ERISA” means the Employee Retirement Income Security Act of 1974 and regulations issued thereunder, as amended from time to time, and any successor statute.

“ERISA Affiliate” means, in relation to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of the regulations promulgated under Section 414 of the Code.

“ERISA Liabilities” means the aggregate of all unfunded vested benefits under any employee pension benefit plan, within the meaning of Section 3(2) of ERISA, of Borrower or any ERISA Affiliate of Borrower under any plan covered by ERISA that is not a Multiemployer Plan and all potential withdrawal liabilities of any thereof under all Multiemployer Plans.

“Event of Default” means any event or condition described in Section 9.1.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Extraordinary Disposition” means, with respect to Borrower or a Subsidiary of Borrower, the sale, lease, transfer or other disposition of assets, other than assets transferred or disposed in the ordinary course of business.

“Eurodollar Banking Day” means any Business Day on which banks in the London Interbank Market deal in Dollar deposits and on which banking institutions are generally open for domestic and international business at the place where Agent’s banking office is located and in New York City.

“FDA” means the United States Food and Drug Administration and any successor thereof.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time, consistently applied.

“Guaranteed Pension Plan” means any pension plan maintained by Borrower or an ERISA Affiliate of Borrower, or to which Borrower or an ERISA Affiliate contributes, some or all of the benefits under which are guaranteed by the United States Pension Benefit Guaranty Corporation.

“Guarantors” means, collectively, all existing and future operating Subsidiaries of Borrower (exclusive of AtriCure Europe) organized under the laws of a jurisdiction within the United States. “Guarantor” means any of Guarantors.

“Guaranty” means each Guaranty dated as of the date of issuance thereof given by each Guarantor to Agent for the benefit of Lenders pursuant to which Guarantors unconditionally and absolutely guarantee the due and punctual payment, performance and observance of the Obligations.

“Guaranty Security Documents” means the Security Agreement dated as of the date of execution thereof between each Guarantor and Agent, and each other agreement, assignment or instrument creating or purporting to create a lien in Property of a Guarantor in favor of Agent for the benefit of Lenders as security for the Guaranty and the Obligations.

“Hazardous Substances” means any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including, but not limited to, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oils, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Law.

“Hedging Contracts” means foreign exchange contracts, currency swap agreements, futures contracts, interest rate protection agreements, interest rate future agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, option agreements, commodity hedging agreements, or any other similar hedging agreements or arrangements entered into by Borrower.

“Hedging Obligations” means all Indebtedness of Borrower under a Hedging Contract entered into with a Lender or any one or more of its Affiliates.

“Indebtedness” means, in relation to any Person, at any particular time, all of the obligations of such Person which, in accordance with GAAP, would be classified as indebtedness upon a balance sheet including any footnote thereto of such Person prepared at such time, and in any event shall include, without limitation, and without duplication:

(i) all indebtedness of such Person arising or incurred under or in respect of (a) any guaranties (whether direct or indirect) by such Person of the indebtedness, obligations or liabilities of any other Person, or (b) any endorsement by such Person of any of the indebtedness, obligations or liabilities of any other Person (other than as an endorser of negotiable instruments received in the ordinary course of business and presented to commercial banks for collection of deposit), or (c) the discount by such Person, with recourse to such Person, of any of the indebtedness, obligations or liabilities of any other Person;

(ii) all indebtedness of such Person arising or incurred under or in respect of any agreement, contingent or otherwise, made by such Person (a) to purchase any indebtedness of any other Person or to advance or supply funds for the payment or purchase of any indebtedness of any other Person, or (b) to purchase, sell or lease (as lessee or lessor) Property, products, materials or supplies or to purchase or sell transportation or services, primarily for the purpose of enabling any other Person to make payment of any indebtedness of such other Person or to assure the owner of such other Person’s indebtedness against loss, regardless of the delivery or non-delivery of the Property, products, materials or supplies or the furnishing or non-furnishing of the transportation or services, or (c) to make any loan, advance, capital contribution or other investment in any other Person for the purpose of assuring a minimum equity, asset base, working capital or other balance sheet condition for or as at any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in any other Person;

(iii) all indebtedness, obligations and liabilities secured by or arising under or in respect of any Lien upon or in Property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, obligations and liabilities;

(iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, even though the rights and remedies of the seller or lender (or lessor) under such agreement in the event of default are limited to repossession or sale of such Property; and

(v) all indebtedness arising or incurred under or in respect of any Contingent Obligation.

Indebtedness does not include obligations under operating leases, as determined by GAAP.

“Indebtedness for Borrowed Money” means at any particular time, all Indebtedness (i) in respect of any money borrowed; (ii) under or in respect of any Contingent Obligation (whether direct or indirect) of any money borrowed; (iii) evidenced by any loan or credit agreement, promissory note, debenture, bond, guaranty or other similar written obligation to pay money; or (iv) which constitutes Capitalized Lease Obligations, all as determined in accordance with GAAP.

“Intellectual Property” means all Patents, Trademarks and copyrights, together with: (i) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (ii) all licenses or user or other agreements granted to any obligor with respect to any of the foregoing, in each case whether now or thereafter owned or used including, without limitation, the licenses or other agreements with respect to the Patents or the Trademarks in Schedule 5.8; (iii) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (iv) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (v) all accounting information and all media on which or in which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (vi) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by Borrower or its Subsidiaries; and (vii) all causes of action, claims and warranties now or hereafter owned or acquired by Borrower or its Subsidiaries in respect of any of the items listed above.

“Interest Expense” means, for any period, the total amount of all charges for the use of funds (whether characterized as interest, original issue discount, debt service or otherwise) payable with respect to all Indebtedness for Borrowed Money of Borrower or its Subsidiaries for such period, determined on a Consolidated basis, as determined in accordance with GAAP.

“Interest Rate” means at all times a fluctuating rate equal to the sum of: (i) One Month LIBOR plus (ii) 2.25% per annum, provided, that if One Month LIBOR is unavailable as a result of Agent’s or a Lender’s good faith determination of the occurrence of one of the events specified in Section 2.7(c), the “Interest Rate” shall be a fluctuating rate equal to the Prime Rate.

“Inventory” means inventory as defined in the UCC.

“Investment” means all investments in any other Person by stock purchase, capital contribution, loan, advance, guaranty of any Indebtedness or creation or assumption of any other liability in respect of any Indebtedness of such other Person, or the transfer or sale of Property (otherwise than in the ordinary course of the business) to any other Person for less than payment in full in cash of the transfer or sale price or the fair value thereof (whichever of such price or value is higher).

“Issuer” means National City Bank, a national banking association, in its capacity as an issuer of a Letter of Credit, and its successors and assigns.

“Lenders” means, collectively, the Issuer and each of the banks or lending institutions set forth on Schedule 1 and their respective successors and assigns, and any financial institutions which, pursuant to the terms of this Agreement, become from time to time a party to this Agreement after the date of this Agreement; and “Lender” means any one of Lenders.

“Letter of Credit Application” has the meaning given in Section 2.2(c).

“Letter of Credit Availability” means, as at any time, an amount equal to the lesser of: (i) an amount equal to (a) $1,500,000 less (b) the then Letter of Credit Exposure and (ii) the then Revolving Loan Availability.

“Letter of Credit Exposure” means, as at any time, the sum of (i) the Letter of Credit Face Amount of all outstanding Letters of Credit and (ii) all unreimbursed drawings under any Letters of Credit (whether or not outstanding).

“Letter of Credit Deficiency” means any failure of the Letter of Credit Availability to be greater than or equal to zero Dollars.

“Letter of Credit Documents” means, with respect to each and every Letter of Credit, (i) a letter of credit application and agreement on Issuer’s then customary form and (ii) any other agreements, certificates, documents and information as Issuer may reasonably request relating to a Letter of Credit.

“Letter of Credit Face Amount” of any Letter of Credit means, as at any time, the face amount of the Letter of Credit, after giving effect to all drawings paid thereunder and other reductions of the face amount and to all reinstatements of the face amount effected, pursuant to the terms of the Letter of Credit, prior to such time.

“Letter of Credit Obligations” means, as at any time, the sum of (i) the aggregate Letter of Credit Face Amount for all outstanding Letters of Credit plus (ii) the aggregate outstanding amount of Borrower’s unpaid obligations in respect of all Letters of Credit (whether or not outstanding) under this Agreement and the Letter of Credit Documents, including any Indebtedness of Borrower incurred or arising in connection with any Letters of Credit (including any drafts or acceptances thereunder, all amounts charged or chargeable to Borrower, including any and all Issuer charges, expenses, fees and commissions payable hereunder or under any Letter of Credit Document, and all duties and taxes and costs of insurance that pertain to such Letters of Credit that are payable by Borrower pursuant to Section 2.2(d) or under any Letter of Credit Document).

“Letters of Credit” has the meaning given in Section 2.2(b).

“Licenses and Permits” means all licenses, permits, registrations and recordings thereof and all applications incorporated into such licenses, permits and registrations now owned or hereafter acquired by Borrower and required from time to time for the business operations of Borrower.

“Lien” means any lien, mortgage, pledge, security interest, charge or other encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give any security interest, and the authorized filing by or against a Person of any financing statement as debtor under the UCC.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Letter of Credit Documents, the Security Documents, each Hedging Contract entered into with a Lender or any one or more of its Affiliates, and any other agreement, instrument, certificate or document executed or delivered in connection with or pursuant to this Agreement whether concurrently herewith or subsequent hereto.

“Loans” means all loans made pursuant to Section 2.2(a) and any amounts added to the principal balance of the Loans pursuant to this Agreement. “Loan” means, individually, each advance of the Loans.

“Management Stockholders” means those Stockholders who are, or are related to, a management employee of Borrower who participate in one or more Employee Stock Purchase Plans. For purposes of this definition of Management Stockholders, a Stockholder will be considered to be “related to” a management employee of Borrower if such Stockholder is (i) a spouse or immediate family member of a management employee or (ii) a trust, corporation, partnership, limited liability company or other entity in which a management employee and/or Persons referred to in clause (i) of this definition own a twenty percent (20%) or more Equity Interest or otherwise own a controlling interest.

“Material Adverse Effect” means any event which, in Agent’s judgment exercised in good faith, has a material adverse effect on (i) the financial condition, operations, assets or prospects of Borrower and its Subsidiaries on a Consolidated basis, (ii) the binding nature, validity or enforceability of any of the Loan Documents, (iii) the ability of Borrower or any Guarantor to perform its obligations under any of the Loan Documents, (iv) the ability of Agent to recover Collateral having an aggregate value of $250,000 or more or Agent’s rights or interests therein, or (v) the ability of Agent to collect the Loans and enforce its security interests in the Collateral under the Loan Documents or by law provided.

“Material Contract” means any of the following contracts, instruments or other agreements to which Borrower is a party or to which any of its assets are subject:

(a) any agreement concerning a partnership or joint venture;

(b) any agreement (or group of related agreements) under which Borrower has created, incurred, assumed, or guaranteed any Indebtedness for Borrowed Money, or any Capitalized Lease Obligation, in excess of $500,000 or under which a Person has imposed a Lien on any of Borrower’s or its Subsidiaries’ assets, tangible or intangible, in excess of such amount;

(c) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of any of

Borrower’s current or former Stockholders, directors, officers, or employees, including Borrower’s Employee Stock Purchase Plan;

(d) any collective bargaining agreement;

(e) any agreement under which Borrower has advanced or loaned any amount in excess of $150,000 to any of its Stockholders, directors, officers, or employees outside the ordinary course of business consistent with past custom and practice (including with respect to quality and frequency);

(f) any agreement under which the consequences of a default or termination would have a Material Adverse Effect;

(g) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights); or

(h) any agreement under which Borrower has advanced or loaned any other Person amounts in the aggregate exceeding $250,000.

“Material IP” means, each of and collectively, those patents, trademarks, copyrights, applications therefor, licenses thereof, and any other proprietary or intellectual rights, properties or authorizations necessary for the ownership of Borrower’s Property or the conduct of Borrower’s business and, as applicable, for the ownership of each Guarantor’s Property or the conduct of each Guarantor’s business.

“Maturity Date” has the meaning given in Section 2.8(d).

“Maximum Revolving Commitment” means Ten Million Dollars ($10,000,000) subject to Section 2.14 and the other terms of this Agreement; provided, however, that until the Restricted Investment Collateral Account Value equals an aggregate amount equal to $6,000,000, the Maximum Revolving Commitment for all purposes of this Agreement will equal, as of any date of determination, an amount equal to the then Restricted Investment Collateral Account Value. On the date (the “Threshold Date”) that the Restricted Investment Collateral Account Value equals or exceeds an aggregate amount equal to $6,000,000, the Maximum Revolving Commitment for all purposes of this Agreement will equal $10,000,000 subject to Section 2.14; provided, further, if, as of any date after the Threshold Date, the Restricted Investment Collateral Account Value is less than an aggregate amount equal to $6,000,000 for any reason, including Borrower’s election under Section 2.14(a) to effect a Permitted Maximum Revolving Commitment Reduction (as defined therein), then the Maximum Revolving Commitment for all purposes of this Agreement will equal an amount equal to the then Restricted Investment Collateral Account Value until the date that (and for so long as) the Restricted Investment Collateral Account Value equals or exceeds an aggregate amount equal to $6,000,000.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is maintained for employees of Borrower or any ERISA Affiliate of Borrower.

“Net Amount of Eligible Receivables” means, at any time, the gross amount of Eligible Receivables less sales, excise or similar taxes, and less returns, discounts, rebates, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed.

“Net Income” means, for any period, the aggregate of the net income (or net loss) of Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP, but excluding, without duplication: (i) the income of any Person in which Borrower has an ownership interest, unless received by Borrower in a cash distribution within the period and (ii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at that time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Net Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by Borrower or a Subsidiary of Borrower in respect of any Extraordinary Disposition, net of (i) direct costs relating to such Extraordinary Disposition (including without limitation, legal, accounting and investment banking fees and sales commissions), (ii) any relocation expenses incurred as a result of such Extraordinary Disposition, (iii) taxes paid or payable as a result of such Extraordinary Disposition (after taking into account any available tax credits or deductions in any tax sharing arrangements), (iv) amounts required to be applied in payment of Indebtedness secured by a Lien incurred in accordance with this Agreement on the assets or assets that are subject of such Extraordinary Disposition and which Indebtedness is required, pursuant to the terms of the instrument governing such Indebtedness or Lien or in order to obtain the necessary consent to such sale, to be repaid in connection with such Extraordinary Disposition, and (v) any reserve for adjustment in respect of the sale price of or other liability in respect of such asset or assets.

“Notes” means, collectively, the promissory notes payable by Borrower to the order of a Lender, each in the maximum amount of the Loans to be made by the applicable Lender to Borrower as set forth in Schedule 1, and substantially in the form of Exhibit C. “Note” means any one of the Notes.

“Obligations” means, collectively, all of the indebtedness, obligations, covenants, promises, agreements and liabilities, whether existing on the date hereof or arising from time to time hereafter, whether direct, indirect, absolute, contingent, joint or several, matured or unmatured, related or unrelated, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of Borrower and its Subsidiaries to Agent or any Lender. “Obligations” shall include, without limitation, all interest, fees, overdrafts, indemnities, guaranties, bankers acceptances, obligations with respect to any credit or debit cards issued, or processed, by a Lender (or any Affiliate of a Lender), obligations with respect to treasury management services, lock boxes, securities accounts and other investment accounts, and deposit accounts, equipment and other personal Property leases, and all Loans, Letters of Credit Obligations, Hedging Obligations, and the other indebtedness, liabilities, and obligations of

Borrower and its Subsidiaries to Agent or any Lender (or any Affiliate of a Lender) under the Loan Documents.

“One Month LIBOR” means the rate per annum (rounded upwards, if necessary, to the next higher  1/16 of 1%) determined by Agent and equal to the average rate per annum at which deposits (denominated in Dollars) in an amount similar to the principal amount of that loan and with a maturity of one (1) month are offered at 11:00 A.M. London time (or as soon thereafter as practicable) on the Date of Reference by banking institutions in the London, United Kingdom market, as such interest rate is referenced and reported by the British Bankers Association on Reuters Screen LIBOR01 Page or, if the same is unavailable, any other generally accepted authoritative source of such interest rate as Agent may reference from time to time. The One Month LIBOR rate shall be adjusted by Agent, as necessary, at the end of each Business Day during the term hereof. Agent shall not be required to notify Borrower of any adjustment in the One Month LIBOR rate; however, Borrower may request a quote of the prevailing Interest Rate on any Business Day.

“Patents” means all of the following in which a Person now holds or hereafter acquires any interest: (i) all letters patent of the United States or any country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof or any other country, and (ii) all reissues, continuations, continuations-in-part or extensions thereof.

“Permitted Acquisition Target” means the Person whose assets, or whose shares or other Equity Interests, are acquired by Borrower in a Permitted Acquisition.

“Permitted Acquisitions” means a purchase or other acquisition by Borrower of (i) all or a portion of the assets of any Person or (ii) all or a controlling portion of the shares or other Equity Interests in any Person (including all of the voting rights), which acquisition satisfies all of the following criteria:

(a) the assets of the Permitted Acquisition Target, on consummation of the Permitted Acquisition, must be free of all Liens of any Person except to the extent, if any, of any Liens which are Permitted Liens. In a Permitted Acquisition with respect to the Equity Interests of a Permitted Acquisition Target, such Permitted Acquisition Target shall become a Guarantor of the Loans and the other Obligations pursuant to a Guaranty;

(b) (1) the total cost of the proposed Permitted Acquisition does not exceed $2,500,000 and (2) the aggregate cost of all Permitted Acquisitions (after taking into account the proposed acquisition) during any 12 month period does not exceed $5,000,000 in the aggregate;

(c) Borrower does not incur or assume any Indebtedness in connection with the Permitted Acquisition other than to Lenders;

(d) No Permitted Acquisition Target can become a borrower under this Agreement without Agent’s prior consent;

(e) no Event of Default exists as of the consummation of the Permitted Acquisition and no Event of Default would be created thereby. Without limiting the generality of the foregoing, the Permitted Acquisition may not cause noncompliance with Sections 7.1 or 7.2 based on Borrower’s Projections given to Agent which are revised to take into account the effect of the Permitted Acquisition on a consolidated basis; and

(f) Borrower has furnished to Agent, within a reasonable time prior to the closing of the acquisition, such information as is reasonably necessary or appropriate to enable Agent to determine whether the acquisition is a Permitted Acquisition.

“Permitted Liens” means those Liens and encumbrances permitted pursuant to Section 8.7.

“Permitted Purchase Money Indebtedness” means purchase money or Capital Lease Obligations incurred by Borrower to acquire any equipment if each of the following conditions is satisfied: (a) the total outstanding amount of purchase money and Capitalized Lease Obligations incurred by Borrower does not, as of any date, exceed an aggregate amount equal to $250,000, (b) such purchase money and Capitalized Lease Obligations will not be secured by any of the Collateral other than the specific equipment financed thereby and the identifiable cash proceeds thereof, and (c) the principal amount of such purchase money and Capitalized Lease Obligations will not, at the time of the incurrence thereof, exceed the value of the Property so acquired.

“Person” means an individual, a company, a corporation, an association, a partnership, a joint venture, a limited liability company, an unincorporated trade or business enterprise, a trust, an estate, or other legal entity or a government (national, regional or local), court, arbitrator or any agency, instrumentality or official of the foregoing.

“Pledge Agreement” means an agreement to be entered into between Borrower and Lender after the Closing Date with respect to, among other things, a pledge of AtriCure Europe’s Equity Interests held by Borrower up to 65% of the voting Equity Interests of Borrower in AtriCure Europe.

“Prime Rate” means the fluctuating rate per annum which is publicly announced from time to time by Agent as being its so called “prime rate” or “base rate” thereafter in effect, with each change in the Prime Rate automatically, immediately, and without notice changing the Prime Rate thereafter applicable hereunder, it being acknowledged that the Prime Rate is not necessarily the lowest rate of interest then available from Agent on fluctuating-rate loans.

“Projections” means Borrower’s forecasted Consolidated: (i) balance sheets, (ii) income statements, and (iii) cash flow statements, all prepared on a division by division basis and otherwise consistent with Borrower’s historical financial statements, together with, if requested by Agent, appropriate supporting details and statements of underlying assumptions.

“Property” means all types of real, personal, tangible, intangible or mixed property.

“Pro Rata Share” means, in relation to any particular item, the share of any Lender in such item, which shall be in the same proportion which the aggregate amount of all of the obligations owing to such Lender with respect to such item at such time shall bear to the aggregate amount of all of the obligations owing to all Lenders with respect to such item at such time net of any and all charges or fees due and payable to Agent under the Loan Documents. Each Lender’s Pro Rata Share of each of the Loans and the Letter of Credit Exposure is set forth in Schedule 1.

“Real Estate” means all real property now owned or hereafter acquired by Borrower, together with all fixtures, rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all easements now or hereafter benefiting such real property and all royalties and rights appertaining to the use and enjoyment of such real property, together with all of the buildings, structures and other improvements thereto.

“Receivables” means accounts as defined in the UCC.

“Reference Period” means, with respect to a particular Computation Date, the period of four (4) consecutive fiscal quarters ending on such Computation Date.

“Remittances” means all checks, drafts, money orders, and other items and all cash and other remittances of every kind due Borrower on its Receivables or other Collateral.

“Requisite Lenders” means at any time those Lenders whose aggregate Credit Commitments (or, if the Credit Commitments have terminated, the principal amount of the outstanding Loans) equals or exceeds sixty-six and two-thirds percent (66- 2/3%) of the sum of all Credit Commitments (or, if the Credit Commitments have terminated, the principal amount of the outstanding Loans and the Letter of Credit Exposure).

“Reserve Amount” means, as at any time, the amounts that Agent, in its discretion exercised in good faith (including in the manner described in this definition) may from time to time establish in determining the Borrowing Base based on such credit and collateral considerations as Agent deems, in good faith, appropriate from time to time, based on market conditions, or to reflect contingencies or risks which may affect any or all of the Collateral, the business, operations, financial condition or business prospects of Borrower, or the security of the Loans. For purposes of this definition and determining the Borrowing Base and without limiting Agent’s other discretion as described above, Agent will be deemed to have acted in good faith if reserves are established in respect of any one or more of the following:

(i) the occurrence of a Default or an Event of Default;

(ii) the payment of Obligations then due and payable and unpaid;

(iii) for price adjustments, damages, unearned discounts, returned Inventory, credit memoranda (issued or unissued), credits, contras and other similar offsets to Borrower’s accounts receivable except to the extent that any of the foregoing in this item (iii) has been dealt with by Agent by designating a specific Receivable or Receivables as being ineligible pursuant to the terms of this Agreement as opposed to the establishment of a reserve general in nature;

(iv) for any claims, interests, or rights (including Liens other than Permitted Liens) of any Person (“Priming Interests”) which (a) as of the date Agent learns or is notified of the existence of the applicable Priming Interest, has priority over the Liens of Agent on any or all of the Collateral or (b) will have priority over the Liens of Agent on any or all of the Collateral after any required notice or filing, the passage of time, the satisfaction of any other condition, or otherwise;

(v) for aged credits maintained by Borrower in respect of its accounts receivable except to the extent that any of the foregoing in this item (v) has been dealt with by Agent by designating a specific Receivable or Receivables as being ineligible pursuant to the terms of this Agreement as opposed to the establishment of a reserve general in nature;

(vi) for any amounts expended by Agent to protect or preserve any Loan Collateral or Agent’s rights under the Loan Documents which have not been reimbursed by Borrower; or

(vii) 100% of the aggregate mark-to-market exposure, as determined by Agent, of all Hedging Obligations then owing by Borrower to a Lender or its Affiliate under a Hedging Contract.

“Restricted Investment Collateral Account” has the meaning given in Section 6.17.

“Restricted Investment Collateral Account Value” means, as of any date, the aggregate of all cash, certificates of deposit issued by National City Bank and money market funds then on deposit in the Restricted Investment Collateral Account after giving effect to the advance limitations, if any, imposed under Regulation U of the Board of Governors of the Federal Reserve System or other applicable law.

“Restricted Investments” means, as of any date, collectively, the cash, Cash Equivalents, securities, securities entitlements, and other financial assets and investment property then held in the Restricted Investment Collateral Account.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect (including any management fee to any Stockholder or any Affiliate of Borrower), on account of any Equity Interests in Borrower or any of its Subsidiaries now or hereafter outstanding, except a non-cash dividend or distribution payable solely in shares, units, or other divisible interests of that class of Equity Interests to the holders of that class, (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares, units, or other divisible interests of any class of Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding, including repurchases of shares, units, or other divisible interests of Borrower’s Equity Interests owned or held for the benefit of Borrower’s officers and employees, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares, units, or other divisible interests of any class of Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding.

“Revolving Loan Availability” means, as at any time, an amount, in Dollars, equal to:

(i) an amount equal to the lesser of: (a) the then Borrowing Base or (b) the Maximum Revolving Commitment;

less (ii) then aggregate outstanding principal amount of all Loans and all due but unpaid interest on the Loans, and all fees, commissions, expenses and other charges posted to Borrower’s loan account with Agent; and

less (iii) the then Letter of Credit Exposure.

“SEC” means the Securities and Exchange Commission or any successor agency.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Intermediary” means has the meaning given in Section 6.17.

“Security Documents” means, collectively, this Agreement, the Pledge Agreement, the Trademark Security Agreement dated as of the Closing Date by and between Borrower and Agent, the Patent Security Agreement dated as of the Closing Date by and between Borrower and Agent, the Guaranty Security Documents, the Account Control Agreement dated as of the Closing Date among Borrower, Agent, and the Securities Intermediary and each other agreement, assignment or instrument creating or purporting to create a lien in Property of Borrower or a Guarantor in favor of Agent for the benefit of Lenders as security for the Obligations.

“Stockholders” means the stockholders of Borrower.

“Subsidiary” means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares, units, or other divisible interests of Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors, managers, or other governing body of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Termination Date” means the earliest of (i) the Maturity Date; (ii) the date upon which the entire principal of the Notes shall become due pursuant to the provisions hereof (whether as a result of acceleration by Agent or Requisite Lenders or otherwise); or (iii) the date upon which the Credit Commitments terminate pursuant to Section 9.2.

“Termination Event” means (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder, but not including any such event for which the 30 day notice requirement has been waived by applicable regulation; or (ii) the withdrawal of Borrower or an ERISA Affiliate of Borrower from a Guaranteed Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; or (iii) the filing of a notice of intent to terminate a Guaranteed Pension Plan or the treatment of a Guaranteed Pension Plan amendment as a termination under Section 4041 of ERISA; or (iv) the institution of proceedings to terminate a Guaranteed Pension Plan by the Pension Benefit Guaranty Corporation; or (v) the withdrawal or partial withdrawal of Borrower or an ERISA Affiliate of Borrower from a Multiemployer Plan; or (vi) any other event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Guaranteed Pension Plan.

“Trademarks” means all of the following in which Borrower or a Guarantor now holds or hereafter acquires any interest: (i) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof or any other country, and (ii) all reissues, extensions or renewals thereof.

“UCC” means the Uniform Commercial Code, as enacted in the State of Ohio as of the date of this Agreement, Section 1301.01 et seq. of the Ohio Revised Code, and as amended or superseded from time to time after the date of this Agreement.

ARTICLE 2

THE LOANS

Section 2.1 Commitments. Each Lender, severally and not jointly, agrees, upon the terms and subject to the conditions contained in this Agreement, to make the Loans to Borrower from time to time prior to the Termination Date, each in a principal amount equal to such Lender’s Pro Rata Share of the principal amount of the Loan requested by Borrower on each occasion.

Section 2.2 The Loans.

(a) Revolving Loans. Each Lender, severally and not jointly, will, subject to the terms and conditions of this Agreement, make Loans to Borrower in an aggregate amount not to exceed at any time such Lender’s Pro Rata Share of the Revolving Loan Availability. Each Lender will, subject to the terms and conditions of this Agreement, make an amount equal to its

Pro Rata Share of each Loan available to Borrower at such times and in such amount as shall be requested by Borrower in compliance with Section 2.4. Borrower may borrow, repay and reborrow the Loans on and after the Closing Date until the Termination Date, subject to the terms and conditions of this Agreement. In no event will any Loan be made if a Borrowing Base Deficiency would be created thereby.

(b) Letters of Credit. Subject to the terms and conditions hereof, Issuer shall issue its standard standby letters of credit in favor of such beneficiary(ies) as are designated by Borrower (“Letters of Credit”); provided, however, that Issuer will not be required to issue any Letters of Credit to the extent that a Letter of Credit Deficiency would be created thereby. All disbursements or payments related to Letters of Credit shall be deemed to be Loans bearing interest at the Interest Rate. Borrower represents, warrants and covenants to Agent, Issuer and each Lender that each Letter of Credit will be used for Borrower’s general corporate purposes not in violation of this Agreement.

(c) Issuance of Letters of Credit.

(i) Borrower may request Issuer to issue a Letter of Credit by delivering to Issuer at its offices in Cincinnati, Ohio: (1) Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Issuer and (2) such other certificates, documents and other papers and information as Issuer may reasonably request no later than 12:00 noon (Cincinnati, Ohio time) at least five (5) Business Days’ prior to the date of such proposed issuance. Borrower also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit reimbursement agreement and/or any other applicable Letter of Credit Document, any Letter of Credit and the disposition of documents, disposition of any unutilized funds, and to agree with Issuer upon any amendment, extension or renewal of any Letter of Credit.

(ii) Each Letter of Credit shall, among other things, (A) provide for the payment of sight drafts or other forms of written demand for payment or, acceptances of issued drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (B) have an expiry date not later than the earlier of (1) one (1) year from the date of issuance or (2) unless agreed to by Lenders and Issuer, June 1, 2010. Each Letter of Credit shall be subject to the International Standby Practices 1998, International Chamber of Commerce Publication 590 and any amendments or revisions thereof adhered to by Issuer (the “ISP”) or the Uniform Customs and Practice for Documentary Credits (2006 Edition), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by Issuer (the “UCP”), as determined by Issuer. Each Letter of Credit shall be governed, to the extent not inconsistent with the UCP or the ISP, as applicable, by the laws of the State of Ohio. Issuer shall have absolute discretion whether to accept any draft.

(iii) In connection with the issuance of any Letter of Credit, Borrower shall indemnify, save and hold Lenders and Issuer harmless from any loss, cost, expense or liability, including payments made by Lenders or Issuer and expenses and reasonable attorneys’ fees incurred by Lenders or Issuer arising out of, or in connection with, any Letter of Credit to be issued or created for Borrower. Borrower shall be bound by Lenders’ or Issuer’s regulations and good faith interpretations of any Letter of Credit issued or created for the account of Borrower although this interpretation may be different from its own; and, none of Lenders, Issuer or any of their correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except for Lenders’, Issuer’s or such correspondents’ gross negligence or willful misconduct.

(iv) Borrower shall authorize and direct Issuer to name the applicable Borrower as the “applicant” or “account party” of each Letter of Credit. Borrower shall authorize and direct Issuer to deliver to Lenders all instruments, documents, and other writings and property received by Issuer pursuant to the Letter of Credit and to accept and rely upon Lenders’ instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

(v) Each Lender shall be deemed to have irrevocably purchased a participation, in accordance with such Lender’s Pro Rata Share thereof, in the Letter of Credit Exposure. If Issuer makes a disbursement in respect of a Letter of Credit, Lenders shall pay to Issuer, upon Issuer’s demand, the amount of such disbursement together with Issuer’s reasonable unreimbursed costs and expenses relating to such disbursement. Each Lender’s participation commitment shall continue until the last to occur of any of the following events: (A) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Persons (other than the applicable Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

(vi) Immediately upon the request of Issuer or Lenders, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) if any Letter of Credit remains outstanding sixty (60) days prior to the Maturity Date, in each such case, Borrower will deposit and maintain in a deposit account (“LOC Cash Collateral Account”) with Issuer in cash, as cash collateral, an amount equal to one hundred five percent (105%) of the amount of outstanding Letters of Credit. In each case, Borrower hereby irrevocably authorizes Issuer, in its discretion, on Borrower’s behalf and in Borrower’s name, to open such LOC Cash Collateral Account and to make and maintain deposits in such LOC Cash Collateral Account, in the amounts required to be made by Borrower, out of the proceeds of the Collateral or out of any other funds of Borrower coming into Agent’s or any Lender’s possession at any time. Borrower may not withdraw amounts credited to any such LOC Cash Collateral Account except upon payment and performance in full of all Obligations and termination of this Agreement. Interest will accrue on funds in the LOC Cash Collateral Account at the rate from time to time in effect on Agent’s standard time deposit savings accounts in accordance with Agent’s standard account agreement terms and policies.

(d) Letters of Credit Fees. Borrower will pay to Lenders, with respect to each Letter of Credit issued by Issuer, a fee (“LOC Fee”) at a rate per annum equal to 1.50% on the amount available to be drawn under each Letter of Credit from, and including, the issuance date (and, as applicable, each renewal date) of the Letter of Credit to and including the expiry date thereof. In addition, Borrower will pay to Issuer, on its request for payment, Issuer’s then current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other Letter of Credit administration fees, charges and out of pocket expenses with respect to each Letter of Credit. The LOC Fee is fully earned by Lenders when paid and non-refundable and shall be due and payable in advance by Borrower upon the issuance (and each renewal) of each Letter of Credit. The LOC Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year. If any Letter of Credit is cancelled for any reason before the stated expiry date thereof, the LOC Fee paid in advance will not be refunded and will be retained by Lenders solely for their account. If, as of any date, there are Lenders under this Agreement in addition to National City Bank, then Issuer shall have the right to charge a non-refundable fronting fee, for Issuer’s sole account and in addition to the LOC Fee, on each Letter of Credit equal to 0.125% of the face amount of each such Letter of Credit.

Section 2.3 No Limitation on Liens. The limits on outstanding advances against the Borrowing Base are not intended and shall not be deemed to limit in any way Lender’s security interest in, or other Liens on, the Receivables, Inventory, equipment, general intangibles, or any other Collateral.

Section 2.4 Advances and Payments.

(a) Subject to Section 2.4(c), the proceeds of each Loan advance requested by Borrower shall be made available to Borrower on the Business Day so requested (subject to the terms of this Section 2.4(a)) by way of credit to Borrower’s operating account at Agent, 985930850 (the “Agent Disbursement Account”). For all Loan advances, subject to Section 2.4(c), Borrower must execute and deliver to Agent a duly completed Loan advance request in the form of Exhibit A attached (an “Advance Request”). Each Advance Request shall of itself constitute, both when made and when honored, a representation and warranty by Borrower to Agent and Lenders that Borrower is entitled to obtain the requested Loan advance. Borrower must deliver an Advance Request to Agent prior to 10:00 a.m., Cincinnati, Ohio time, on the Business Day on which such advance is requested to be made. Each request submitted by Borrower for a new Loan advance via wire transfer of funds must be initiated with Agent’s wire transfer department (or by telephone or on-line functions made available by Agent’s wire transfer department from time to time) via a duly completed and signed outgoing wire transfer form (or any replacement form promulgated by Agent). Borrower hereby designates the President, Treasurer or Chief Financial Officer (or any other officer authorized by Borrower and designated as such to Agent), acting individually or jointly, to make all requests for advances; however, Agent may rely on the authority of any officer or employee of Borrower whom Agent in good faith believes to be authorized to request advances of the Loans. Agent and Lenders shall have no duty to follow, nor any liability for, the application of any proceeds of any Loan advance.

(b) Agent shall promptly notify each Lender of its Pro Rata Share of each requested Loan and the date of such Loan. On the borrowing date specified in such notice, each Lender shall make its share of the Loan available to Agent for deposit to such account as Agent shall designate, no later than 1:00 p.m. Cincinnati time in Federal or other immediately available funds. Upon receipt of the funds to be made available by Lenders to fund any Loan, Agent shall disburse such funds by depositing them into the Agent Disbursement Account.

(c) Once Agent and Lenders have funded one or more requests for advances of the Loans, Agent may elect at any time, with the prior consent of Borrower (so long as, with respect to such requirement of Borrower’s consent, no Default has occurred and is continuing), to implement Agent’s automatic sweep and advance program by giving notice to Borrower (“Auto-borrow and Sweep Program”). The Auto-borrow and Sweep Program will be in addition to advances of the Loans made under Section 2.4(a). If Agent elects to implement the Auto-borrow and Sweep Program, Borrower will open such disbursement accounts (collectively, the “Agent Controlled Disbursement Account”) and lock boxes (collectively, the “Agent Lock Box”) with Agent as Agent deems necessary to implement the Auto-borrow and Sweep Program, and Borrower will execute and deliver to Agent, Agent’s then current standard treasury and cash management agreements that are part of the Auto-borrow and Sweep Program. Once Agent gives notice to Borrower that the Auto-borrow and Sweep Program has been fully activated by Agent, advances of Loans may be made available to pay checks and other items (“Presentments”) drawn on, or debited from, the Agent Controlled Disbursement Account in amounts necessary for the payment of such Presentments as and when such Presentments are made. With respect to amounts necessary for the payment of Presentments made to the Agent Controlled Disbursement Account, Borrower hereby irrevocably authorizes Agent, without any further written or oral request of Borrower, to make advances of the Loans in amounts necessary for the payment of such Presentments. If any Presentments in the Agent Controlled Disbursement Account are paid by Agent in excess of funds available to Borrower, the amounts so paid by Agent will be deemed to be an advance of the Loans for all purposes of this Agreement and are hereby ratified and approved by Borrower; however, under no circumstances will Agent have any obligation to pay any Presentments in the Agent Controlled Disbursement Account to the extent a Borrowing Base Deficiency would result. Notwithstanding anything to the contrary in this Section 2.4(c), Agent may, at any time hereafter on oral or written notice to Borrower, elect to discontinue the Auto-borrow and Sweep Program, but Agent instead may disburse proceeds of the Loans made by Agent by crediting only the Agent Disbursement Account in accordance with Section 2.4(a).

2.5 Advance Rates and Sublimits.

(a) Changes. Borrower acknowledges that Agent, from time to time, may do any one or more of the following in its discretion exercised in good faith: (i) decrease the Dollar limits on outstanding advances against the Borrowing Base or applicable to any one or more Inventory or Receivables advance sublimits or (ii) decrease the Advance Rates if one or more of the following events occur or conditions exist: (a) a Default has occurred; (b) with regard to the Receivables Advance Rate, (1) the dilution percentage with respect to Borrower’s Eligible Receivables (i.e., reductions in the amount of accounts receivable because of returns, discounts, price adjustments, credit memoranda, credits, contras and other similar offsets) increases by an amount which Agent, in good faith, has determined is materially above that which existed as of the Closing Date, (2) the percentage of Receivables which are 90 days or more past the date of the original invoices applicable thereto increases, in comparison to the percentage of Receivables which are within 90 days from the date of the original invoices applicable thereto, by an amount which Agent, in good faith, determines is material, or (3) any material change occurs, determined by Agent in good faith, from the Closing Date in respect of the credit rating or credit quality of Borrower’s account debtors; or (c) with respect to the Inventory Advance Rate, there occurs a material change, as determined by Agent in its discretion, in the type, quantity, or quality of Borrower’s Eligible Inventory as the same is constituted on the Closing Date.

(b) Notice. If, at any time, Agent (“Stated Advance Rate Change”) decreases any of the Dollar limits on outstanding advances against the Borrowing Base or applicable to any one or more Inventory or Receivables advance sublimits or decreases the Advance Rates from that which, in any case, is expressly stated in clauses (i) or (ii) of the definition of the Borrowing Base (i.e., exclusive of those changes which result from the effect of applying applicable eligibility criteria and reserves), Agent will give Borrower 15 days advance written notice of such Stated Advance Rate Change, unless a Default then exists, in which case Agent will give Borrower contemporaneous oral or written notice of such Stated Advance Rate Change.

Section 2.6 The Notes. The absolute and unconditional obligation of Borrower to repay to each Lender such Lender’s Pro Rata Share of the principal of the Loans and the interest thereon shall be evidenced by a separate Loan Note payable to such Lender in the amount of such Lender’s Credit Commitment, dated as of the Closing Date. All payments under the Notes shall be made to Agent, for the account of Lenders, and Agent shall allocate all payments received from Borrower among all Lenders in accordance with each Lender’s Pro Rata Share in accordance with Section 2.9(b).

Section 2.7 Interest Payable on the Loans; Fees.

(a) Monthly Interest Payments. The unpaid principal balance of the Loans and the other Obligations (except that portion of the Obligations, if any, arising under any agreement other than this Agreement if such other agreement provides for the payment of interest at a rate specified therein) will bear interest at an annual rate equal to the Interest Rate. Borrower shall pay to Agent, for the account of Lenders in accordance with their respective Pro Rata Shares of each Loan, monthly in arrears on the first Business Day of each month beginning August 1, 2008, interest on the outstanding principal amount of the Loans at the annual rate equal to the Interest Rate.

(b) Default Interest Rate. Upon the occurrence and during the continuance of any Event of Default, the outstanding principal and all accrued and unpaid interest, as well as any other Obligations due Lenders or Agent hereunder or under any Loan Document, shall bear interest at the Default Interest Rate from the date on which such Event of Default shall have occurred to the date on which such Event of Default shall have been waived or cured.

(c) Unavailability of One Month LIBOR. Notwithstanding any provision or inference to the contrary, the Interest Rate owing on a Lender’s Pro Rata Share of the principal of the Loans (“Subject Loans”) shall not be based on One Month LIBOR if Agent or one or more Lenders shall determine in good faith that (i) any governmental authority has asserted that it is unlawful for a Lender to fund, make, or maintain loans bearing interest based on One Month LIBOR, or (ii) circumstances affecting the market selected by a Lender for the purpose of funding the Subject Loans make it impracticable for such Lender to determine One Month LIBOR. Each Lender’s books and records shall be conclusive (absent obvious error) as to whether such Lender shall have determined that the Interest Rate is prohibited or impracticable from being based on One Month LIBOR. If the Interest Rate is prohibited or impracticable from being based on One Month LIBOR as a result of the occurrence of one of the events referenced in this Section 2.7(c), then, and in each such case, notwithstanding any provision or inference to the contrary, the then outstanding principal balance of the Subject Loans, shall, upon Agent’s giving Borrower notice of a Lender’s determination of the occurrence of such an event, bear interest at an Interest Rate equal to the Prime Rate.

Section 2.8 Repayments and Prepayments of Principal.

(a) Repayments on the Loans. Borrower shall have the right to repay the principal of the Loans in full or in part at any time and from time to time without any penalty or premium.

(b) Overadvance. If, at any time, there is a Borrowing Base Deficiency or a Letter of Credit Deficiency, Borrower shall immediately, without demand or notice, reduce the then outstanding balance of the Loans so that such Borrowing Base Deficiency or Letter of Credit Deficiency shall no longer exist.

(c) Prepayments from Extraordinary Dispositions. Immediately upon receipt by Borrower of Net Proceeds, Borrower shall prepay the Loans in an amount equal to such Net Proceeds for application in accordance with Section 2.8(e). Notwithstanding the foregoing, if Borrower (i) has an accrued tax liability with respect to an Extraordinary Disposition or (ii) reasonably expects the Net Proceeds, or portion thereof, to be (1) reinvested within six (6) months of receipt in productive assets of a kind then used or useable in the business of Borrower and its Subsidiaries, or (2) in the case of Net Proceeds consisting of insurance and condemnation proceeds, utilized within six (6) months of receipt (or such longer period as Agent may agree to, such agreement not to be unreasonably withheld if Borrower has timely begun and is diligently pursuing the rebuilding or repair in question but reasonably expects that such rebuilding or repair will not be completed within such six (6) month period) to repair the loss or damage to or otherwise rebuild the assets in respect of which the Net Proceeds were paid, then Borrower shall deliver the Net Proceeds, up to such amount, to Agent to be held by Agent in the Agent Cash Collateral Account. Interest will accrue on funds in the Agent Cash Collateral Account at the rate from time to time in effect on Agent’s standard time deposit savings accounts in accordance with Agent’s standard account agreement terms and policies. Upon Borrower’s request, Agent and Lenders shall release such Net Proceeds held by Agent to Borrower for payment of the accrued tax liability or for reinvestment, repair or rebuilding so long as no Default has occurred and is continuing. If Borrower (1) is not required to pay all or any portion of the accrued tax liability or (2) fails to reinvest such Net Proceeds or utilize them for repair or rebuilding within six (6) months of the receipt thereof (or such longer period that may be agreed to pursuant to this Section 2.8(c)), Borrower authorizes and directs Agent and Lenders to apply such amount in the Agent Cash Collateral Account as a prepayment of the Loans in accordance with Section 2.8(e).

(d) Maturity. Subject to the terms and conditions of this Agreement, Borrower will be entitled to reborrow all or any part of the principal of the Loans repaid or prepaid prior to the Termination Date. The Credit Commitments shall terminate and all of the Obligations shall, if not sooner paid in full, be in any event absolutely and unconditionally due and payable in full by Borrower on July 1, 2010, the date of the final maturity of the Notes and this Agreement (the “Maturity Date”).

(e) Application of Proceeds. With respect to mandatory prepayments described in Section 2.8(c), such prepayments shall, except as otherwise provided in the second sentence of Section 2.8(c), be applied (i) first, to the repayment in full of the Loans and after the Loans have been paid in full, such payments shall be applied to cash collateralize outstanding Letter of Credit Obligations in accordance with Section 2.2(c)(vi) and (ii) second, after all Letter of Credit Obligations are fully cash collateralized, in repayment of any of the other Obligations then due and payable, and the Credit Commitments will, at the sole option of the Requisite Lenders, be contemporaneously reduced by an amount deemed appropriate by the Requisite Lenders in the exercise of their discretion in good faith.

Section 2.9 Payments and Computations.

(a) Time and Place of Payments. Borrower promises to pay and to perform, observe and comply with when due all of the Obligations. Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, each payment to be made by Borrower to Agent or any Lender under this Agreement or any of the other Loan Documents shall be made directly to Agent not later than 12:00 noon Eastern Standard or Eastern Daylight Time, as applicable, in Cincinnati, Ohio, on the due date of each such payment in immediately available and freely transferable funds. Agent will promptly cause to be distributed to each Lender in immediately available and freely transferable funds such Lender’s Pro Rata Share of each such payment received by Agent. In order to cause timely payment to be made to Agent of all Obligations as and when due, Borrower hereby authorizes and directs Agent, at Agent’s option, to make an advance of the Loans to the Agent Disbursement Account and then to debit the Agent Disbursement Account when such Obligations become due and payable.

(b) Application of Funds. Notwithstanding anything herein to the contrary, but subject to Section 2.8(e), the funds received by Agent with respect to the Obligations shall be applied as follows:

(i) No Default. If the Notes have not been accelerated pursuant to Section 9.2(b) and if no Event of Default shall have occurred and be continuing at the time Agent receives such funds, in the following manner: (a) first, to the payment of all fees, charges and other sums (with the exception of principal and interest) due and payable to Agent or Lenders under the Notes, this Agreement or the other Loan Documents at such time; (b) second, to the payment of all of the interest which shall be due and payable on the principal of the Notes at the time of such payment in accordance with each Lender’s Pro Rata Share; (c) third, to the extent that such funds represent a mandatory prepayment pursuant to Section 2.8(c), the prepayment shall be applied in accordance with provisions of Section 2.8(e); (d) fourth, to the payment of principal of the Notes and all other Obligations then due in accordance with each Lender’s Pro Rata Share thereof; and (e) fifth, to Borrower.

(ii) Default. If the Notes have been accelerated pursuant to Section 9.2(b), or if an Event of Default shall have occurred and be continuing at the time Agent receives such funds, in the following manner: (a) first, to the payment or reimbursement of Lenders and Agent for all costs, expenses, disbursements and losses which shall have been incurred or sustained by Lenders or Agent in or incidental to the collection of the Obligations or the exercise, protection or enforcement by Lenders and Agent of all or any of the rights, remedies, powers and privileges of Lenders and Agent under this Agreement, the Notes, or any of the other Loan Documents and in and towards the provision of adequate indemnity to Agent and any of Lenders against all taxes or Liens which by law shall have, or may have, priority over the rights of Agent or Lenders in and to such funds; (b) second, to the payment of all of the interest which shall be due and payable on the principal of the Notes at the time of such payment in accordance with each Lender’s Pro Rata Share; (c) third, to cash collateralize outstanding Letter of Credit Obligations in accordance with Section 2.2(c)(vi); (d) fourth, to the payment of principal of the Notes and all other Obligations in accordance with each Lender’s Pro Rata Share; and (e) fifth, to Borrower or as a court of competent jurisdiction otherwise directs.

(c) Payments on Business Days. If any sum would (but for the provisions of this Section 2.9(c)) become due and payable to Agent or any Lender by Borrower under any of the Loan Documents on any day which is not a Business Day, then such sum shall become due and payable on the Business Day next succeeding the day on which such sum would otherwise have become due and payable hereunder or thereunder, and interest payable to Agent or any Lender under this Agreement or any of the other Loan Documents shall continue to accrue and shall be adjusted by Agent accordingly.

(d) Computation of Interest. All computations of interest payable under this Agreement, the Notes or any of the other Loan Documents shall be computed by Agent on the basis of the actual principal amount outstanding on each day during the payment period and shall be calculated on the basis of the actual number of days elapsed during such period for which interest is being charged, predicated on a year consisting of three hundred sixty (360) days. The daily interest charge shall be one-three hundred sixtieth (1/360) of the annual interest amount. Each determination of any interest rate by Agent pursuant to this Agreement, any Note or any of the other Loan Documents shall be conclusive and binding on Borrower in the absence of manifest error. Absent manifest error, a certificate or statement signed by an authorized officer of Agent shall be conclusive evidence of the amount of the Obligations due and unpaid as of the date of such certificate or statement.

Section 2.10 Payments to be Free of Deductions. Each payment to be made by Borrower to Agent or any Lender under this Agreement, any Note or any of the other Loan Documents shall be made in accordance with Section 2.9, without set-off or counterclaim and free and clear of and without any deduction of any kind for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any political subdivision or any taxing or other authority therein, unless Borrower is compelled by law to make any such deduction or withholding. If any such obligation to deduct or withhold is imposed upon Borrower with respect to any such payment payable by Borrower to Agent or any Lender, (a) Borrower shall be permitted to make the deduction or withholding required by law in respect of the said payment, and (b) there shall become and be absolutely due and payable by Borrower to Agent or such Lender on the date on which the said payment shall become due and payable, and Borrower hereby promises to pay to Agent or such Lender on such date, such additional amount as shall be necessary to enable Agent or such Lender to receive the same net amount which Agent or such Lender would have received on such due date had no such obligation been imposed by law. Anything in this Section 2.10 to the contrary notwithstanding, the foregoing provisions of this Section 2.10 shall not apply in the case of any deductions or withholdings made in respect of taxes charged upon or by reference to the overall net income, profits or gains of Agent or any Lender.

Section 2.11 Use of Proceeds.

(a) Permitted Uses of Loan Proceeds. Borrower represents, warrants and covenants to Agent and each Lender that all proceeds of the Loans shall be used by Borrower solely for the purpose financing working capital and for general corporate purposes not in violation of this Agreement.

(b) Prohibited Uses. Borrower represents, warrants and covenants to Agent and each Lender that no part of the proceeds of the Loans will be used (directly or indirectly) so as to result in a violation under Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose violative of any rule or regulation of such Board.

Section 2.12 Additional Costs, Etc. If any Lender shall reasonably determine that any future applicable law, rule or regulation, or any change in any present law or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, to a level below that which such Lender could have achieved but for such adoption, change or compliance by any amount deemed by such Lender to be material and is not otherwise reflected in the interest and other charges payable by Borrower hereunder, then Borrower shall pay to such Lender upon demand such amount or amounts, in addition to the amounts payable under the other provisions of this Agreement or the Notes, as will compensate such Lender for such reduction. Determinations by any Lender of the additional amount or amounts required to compensate such Lender in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, Lender may use any reasonable averaging and attribution methods.

Section 2.13 Agent and Lender Statements. A statement signed by an officer of any Lender setting forth any additional amount required to be paid by Borrower to Agent or such Lender under Sections 2.10 or 2.12, and the computations made by Agent or such Lender to determine such additional amount or amounts, shall be submitted by Agent or such Lender to Borrower in connection with each demand made at any time by Agent (and copies thereof delivered to each other Lender) or such Lender under either of such Sections. A claim by Agent or any Lender for all or any part of any additional amounts required to be paid by Borrower under Sections 2.10 or 2.12 may be made before or after any payment to which such claim relates. Each such statement shall, in the absence of manifest error, constitute conclusive evidence of the additional amount required to be paid to Agent or such Lender, provided it sets out in reasonable detail the reasons for such notice and the averaging and attribution methods used by Agent or such Lender to determine the amounts set forth in such notice.

Section 2.14 Voluntary Reduction or Increase of the Maximum Revolving Commitment.

(a) Voluntary Reduction. Borrower shall have the right, upon not less than three Business Days’ notice to Agent, from time to time to reduce in part but not in whole the amount of the Maximum Revolving Commitment so long as each of the following conditions is satisfied (a “Permitted Maximum Revolving Commitment Reduction”): (i) no Default then exists, (ii) each such partial reduction shall be in a minimum amount of $2,000,000 and in integral multiples of $2,000,000 in excess thereof, (iii) no such reduction of the Maximum Revolving Commitment shall be permitted if, after giving effect thereto and to any payments of the Loans made on the effective date thereof, the then Credit Exposure would exceed the Revolving Loan Availability after taking into account the Maximum Revolving Commitment as proposed to be so reduced unless such excess is paid by Borrower as provided below, and (iv) no such reduction of the Maximum Revolving Commitment shall be permitted to the extent that the Maximum Revolving Commitment would be less than an aggregate amount equal to $2,000,000 after giving effect to such reduction. At the effective time of each such reduction, (A) Borrower shall pay to Agent for application as provided herein against the Loans and as partial reduction of the Maximum Revolving Commitment, any amount by which the Credit Exposure outstanding on such date exceeds the Revolving Loan Availability after taking into account the Maximum Revolving Commitment as proposed to be so reduced on such date and (B) Agent will cause the Securities Intermediary, at Borrower’s option, to release to Borrower out of the Restricted Investment Collateral Account an amount equal to such partial reduction of the Maximum Revolving Commitment.

(b) Voluntary Increase. Borrower shall have the right, upon not less than three Business Days’ notice to Agent, from time to time to increase in part the amount of the Maximum Revolving Commitment, subject to the terms of this Agreement, so long as each of the following conditions is satisfied: (i) no Default then exists, (ii) each such partial increase shall be in a minimum amount of $2,000,000 and in integral multiples of $2,000,000 in excess thereof, (iii) Borrower has delivered additional investment property and/or cash, in increments of $2,000,000, to the Securities Intermediary for deposit into the Restricted Investment Collateral Account so that the Restricted Investment Collateral Account Value equals or exceeds the aggregate amount thereof required by the terms of the definition of Maximum Revolving Commitment after giving effect to such proposed increase, and (iv) no such increase of the Maximum Revolving Commitment shall be permitted to the extent that the Maximum Revolving Commitment would exceed an aggregate amount equal to $10,000,000 after giving effect to such increase.

ARTICLE 3

SECURITY AGREEMENT

Section 3.1 Security Interest. To secure the due and punctual payment, performance and observance of the Obligations, Borrower hereby grants to, creates in favor of, and pledges and collaterally assigns to Agent, for the benefit of Lenders, a continuing Lien and security interest in and to all of Borrower’s personal property and fixtures, wherever located, whether now or hereafter owned, existing or acquired or hereafter arising, including, without limitation, all of the Collateral. To further secure the due and punctual payment, performance and observance of the Obligations, Borrower has executed and delivered to Agent, for the benefit of Lenders, valid assignments of all other Property rights (including, without limitation, rights to receive rents and rights with respect to judgments and claims) which now exist or which may exist or arise hereafter from time to time; has executed and delivered to Agent, for the benefit of Lenders, certificates of title and the like as necessary from time to time to secure the Obligations; and shall deliver to Agent, for the benefit of Lenders, to the extent required herein or upon Agent’s request in accordance with the terms of this Agreement, all instruments, documents and chattel paper in which Borrower from time to time has an interest and such other documents as Agent may request to perfect a security interest in the Collateral.

Section 3.2 Perfection and Protection of Security Interest.

(a) Borrower authorizes Agent to file one or more financing statements disclosing Agent’s security interest and Lien under this Agreement, and to correct or complete, or cause to be corrected or completed, any financing statements, continuation statements or other such documents as have been filed naming Borrower as debtor and Agent as secured party, and to give notice to any creditor or landlord of Borrower or to any other Person who Agent may reasonably determine is necessary or desirable under applicable law to give notice to perfect or preserve Agent’s interests in the Collateral. Borrower shall, at its expense, perform all steps requested by Agent at any time to perfect, maintain, protect and enforce Agent’s Liens, including: (i) filing financing or continuation statements, and amendments thereof, in form and substance satisfactory to Agent; (ii) delivering to Agent the originals of all instruments, documents and chattel paper, and all other Collateral of which Agent determines it should have physical possession in order to perfect and protect Agent’s security interest therein, duly pledged, indorsed or assigned to Agent without restriction; (iii) delivering to Agent warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued; (iv) when an Event of Default exists, transferring Inventory to warehouses designated by Agent; (v) placing notations on Borrower’s books of account to disclose Agent’s security interest; (vii) delivering to Agent all letters of credit on which Borrower is named beneficiary; and (viii) taking such other steps as are deemed necessary or desirable by Agent to maintain and protect Agent’s Liens. Agent may file one or more financing statements disclosing Agent’s Liens. A carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. Borrower ratifies each financing statement listing Borrower as debtor and Agent as secured party and that was filed prior to the execution of this Agreement.

(b) If any Collateral is in the possession or control of any warehouseman or any of Borrower’s consignees, agents, processors, customers or other bailees, Borrower shall notify such warehousemen, consignee, agents, processors, customers or other bailees of Agent’s security interest and Lien therein, and upon Agent’s request, Borrower will obtain a bailee letter agreement and financing statements acceptable to Agent from such warehousemen, consignees, agents, processors, customers or other bailees, pursuant to which each such warehousemen, consignee, agent, processor, customer or other bailee acknowledges in an authenticated record that such Person is holding the Collateral for Agent’s benefit, and such documentation from any secured creditor or lessor of such Person as Agent may request. If at any time any Collateral is located at any location which is not owned by Borrower, then Borrower shall, at the request of Agent, obtain written waivers, in form and substance satisfactory to Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral. Borrower authorizes Agent to give notice to any creditor or landlord of Borrower or to any other Person who Agent may determine is necessary or desirable under applicable law to give notice to perfect or preserve Lenders’ interests in the Collateral.

(c) From time to time, Borrower shall, upon Agent’s request, execute and deliver confirmatory written instruments pledging to Agent, for the benefit of Agent and Lenders, the Collateral, but Borrower’s failure to do so shall not affect or limit Agent’s security interest or Agent’s other rights in and to the Collateral. So long as this Agreement is in effect and until all Obligations have been fully paid and satisfied, Agent’s Liens shall continue in full force and effect in all Collateral.

(d) With respect to any of the Collateral for which control of such Collateral is a method of perfection under the UCC, including all of Borrower’s rights, titles and interests in deposit accounts, investment property, electronic chattel paper and letter of credit rights, Borrower will, on Agent’s request, cause to be executed by each Person that Agent determines is appropriate, a control agreement in a form acceptable to Agent.

Section 3.3 Covenants Regarding Collateral. Borrower will not (a) maintain any Collateral at any location other than those locations identified in Schedule 5.21, (b) otherwise change or add to any of such locations, (c) change the location of its chief executive office from the location identified in Schedule 5.21, unless its gives Agent at least thirty (30) days’ prior written notice thereof and executes any documents that Agent requests in connection therewith or (d) without the prior written consent of Agent, change Borrower’s jurisdiction of organization or form of organization.

Section 3.4 Accounts; Chattel Paper; Lease Agreements.

(a) Subject to Section 3.4(d), Borrower will promptly deposit all Remittances received by it each day into the Agent Disbursement Account. Borrower will notify all of its customers and account debtors, who pay their Receivables by electronic funds transfer, to forward all Remittances directly to the Agent Disbursement Account by wire transfer or automated clearinghouse funds transfer (ACH).

(b) Agent may also, at any time and from time to time, in its own name or in the name of others, periodically communicate with Borrower’s account debtors, customers and other obligors to verify with them, to Agent’s satisfaction in good faith, the existence, amount and terms of any Receivables.

(c) After the occurrence of an Event of Default and during the continuance thereof, Agent shall have the right at any time to notify any Person obligated to make payments to Borrower with respect to accounts, chattel paper and lease agreements to make such payments directly to Agent for the benefit of Lenders.

(d) If Agent implements the Auto-borrow and Sweep Program under Section 2.4(c),

(i) For those of Borrower’s customers and account debtors which forward their Remittances in paper form to Borrower, Borrower will notify those customers and account debtors to forward all of their Remittances to the Agent Lock Box (as defined in Section 2.4(c)). Agent will have sole access to the Agent Lock Box at all times, and Borrower will take all action necessary to grant Agent such sole access. At no time will Borrower remove any item from the Agent Lock Box without Agent’s prior written consent, and Borrower will not notify any customer or account debtor to pay any Remittance to any other place or address without Agent’s prior written consent. If Borrower should neglect or refuse to notify any customer or account debtor to pay any Remittance to the Agent Lock Box, Agent will be entitled to make such notification. Upon retrieval of Remittances and other proceeds of Receivables and other Collateral from the Agent Lock Box, Agent will deposit the same into a blocked, non-interest bearing DDA depository account maintained at Agent (“Agent Cash Collateral Account”). Borrower will notify all of its customers and account debtors, which pay their Receivables by electronic funds transfer, to forward all Remittances directly to the Agent Cash Collateral Account by wire transfer or automated clearinghouse funds transfer (ACH). Any Remittance or other proceeds of Receivables or other Collateral received by Borrower shall be deemed held by Borrower in trust and as fiduciary for Agent and Lenders, and Borrower immediately shall deliver the same, in its original form, to Agent by overnight delivery for deposit into the Agent Lock Box or any local branch of Agent or an Affiliate of Agent. Pending such deposit, Borrower will not commingle any such Remittance or other proceeds of Receivables or other Collateral with any of Borrower’s other funds or property, but Borrower will hold it separate and apart therefrom in trust for Agent until delivery is made to Agent by overnight delivery carrier as described above. All deposits to the Agent Lock Box and the Agent Cash Collateral Account will be Agent’s property to be applied against the Obligations in such order and method of application as may be elected by Agent in its sole discretion and will be subject only to the signing authority designated from time to time by Agent. Borrower shall have no interest in the Agent Lock Box or the Agent Cash Collateral Account nor control over the deposits or funds therein, and Agent shall have sole access to the Agent Cash Collateral Account and the Agent Lock Box.

(ii) Without limitation of the provisions below relating to the ownership of the Agent Lock Box, the Agent Cash Collateral Account and the deposits and funds therein, Agent shall have, and Borrower hereby grants to

Agent, a continuing security interest in, right of set-off against, and other Lien on all funds held in the Agent Cash Collateral Account and Agent Lock Box as security for the Obligations. The Agent Cash Collateral Account will not be subject to any deduction, set-off, banker’s lien or any other right in favor of any Person other than Agent or an Affiliate of Agent and its Affiliates. If any Remittance deposited in the Agent Cash Collateral Account is dishonored or returned unpaid for any reason, Agent, in its discretion, may charge the amount of such dishonored or returned Remittance directly against Borrower and any account maintained by Borrower with Agent or the applicable Agent Affiliate and such amount shall be deemed part of the Obligations. Neither Agent nor the applicable Agent Affiliate shall be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Agent or the applicable Agent Affiliate with respect to the operation of the Agent Cash Collateral Account, the Agent Lock Box, or the services to be provided by Agent or the applicable Agent Affiliate under this Agreement except to the extent, but only to the extent, of any direct damages, as opposed to any consequential, special or lost profit damages suffered by Borrower from gross negligence or willful misconduct of Agent or the applicable Agent Affiliate. Until a payment is received by Agent for Agent’s account in finally collected funds, all risks associated with such payment will be borne solely by Borrower.

(iii) For the purposes of calculating interest and Revolving Loan Availability, all Remittances and other proceeds of Collateral of Borrower will be credited (conditional on final collection), and automatically swept in accordance Agent’s Auto-borrow and Sweep Program, against the unpaid Loans on the second Business Day after the Business Day that Agent received the same into the Agent Cash Collateral Account. Notwithstanding anything to the contrary in this Section 3.4(d), Borrower acknowledges and agrees that deposits made and other items credited to the Agent Cash Collateral Account are subject to applicable laws and regulations governing availability of funds and Agent’s funds availability polices and may not be available for application to the Obligations. Remittances will reduce the outstanding principal balance of the Loans on the first Business Day after the Business Day that Agent received the same into the Agent Cash Collateral Account (conditional on final collection).

(iv) From time to time, Agent or the applicable Agent Affiliate may adopt such regulations and procedures and changes as it may deem reasonable and appropriate with respect to the operation of the Agent Cash Collateral Account, the Agent Lock Box, the automatic sweep program and the other services to be provided by Agent or the applicable Agent Affiliate under this Agreement so long as such regulations and procedures and changes are made with respect to other similarly situated customers, and such regulations, procedures and changes need not be reflected by an amendment to this Agreement in order to be effective.

(v) All service charges and costs related to the establishment and maintenance of the Agent Cash Collateral Account, the Agent Lock Box, the Auto-borrow and Sweep Program, and Agent’s and its Affiliates’ treasury and cash management services shall be the sole responsibility of Borrower, whether the same are incurred by Agent, Agent’s Affiliates or Borrower, and Agent, at its discretion, may charge the same against Borrowers and any account maintained by Borrower with Agent or the applicable Agent Affiliate and the same shall be deemed part of Obligations.

Section 3.5 Release of Collateral. Upon Borrower’s full performance of its Obligations, including, without limitation, payment in full of the Notes, cash collateralization of all Letters of Credit under Section 2.2(c)(vi), and termination of Borrower’s right to borrow under this Agreement, Agent and Lenders shall release their interest in all Collateral. Upon any sale of Collateral permitted pursuant to Section 8.4, Agent shall release its interest in the portion of the Collateral being sold, without prejudice to the continuation of its lien on any other Collateral.

ARTICLE 4

CONDITIONS PRECEDENT TO LOANS

Section 4.1 Conditions Precedent to Establishing the Facility. The obligation of Lenders to establish the credit facility contemplated by this Agreement and to undertake their respective Credit Commitments shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

(a) Certified Copies of Charter Documents and Bylaws. Agent shall have received (i) a copy, certified by the Secretary or an Assistant Secretary of Borrower to be true and complete on and as of the Closing Date, of the bylaws of Borrower as in effect on the Closing Date (together with any amendments thereto) and other governing document of Borrower; (ii) the certificate of incorporation of Borrower certified by the Delaware Secretary of State.

(b) Proof of Corporate Authority. Agent shall have received copies, certified by the Secretary or an Assistant Secretary of Borrower to be true and complete on and as of the Closing Date, of records of all action taken by Borrower to authorize (i) the execution and delivery of this Agreement and the other Loan Documents to which it is or is to become a party as contemplated or required by this Agreement: (ii) Borrower’s performance of all of its obligations under the Loan Documents; and (iii) the making by Borrower of the borrowings contemplated hereby. Agent shall have received from the Delaware Secretary of State a Certificate of Good Standing of recent date certifying the existence and good standing (or, as applicable, full force and effect) of Borrower under the laws of the State of Delaware and its good standing in each state where Borrower is required to qualify to conduct business.

(c) Incumbency Certificate. Agent shall have received an incumbency certificate, dated as of the Closing Date, signed by the Secretary or an Assistant Secretary of

Borrower and giving the name and bearing a specimen signature of each individual who shall be authorized (i) to sign, in the name and on behalf of Borrower, each of the Loan Documents to which Borrower is or is to become a party on the Closing Date; and (ii) to give notices and to take other action on behalf of Borrower under the Loan Documents.

(d) Officer’s Certificate. Agent shall have received a certificate dated as of the Closing Date, signed by a duly authorized officer of Borrower and certifying that each of the representations and warranties made by and on behalf of Borrower to Agent and each Lender in this Agreement and in the other Loan Documents was true and correct in all material respects when made, and is true and correct in all material respects on and as of the Closing Date.

(e) Loan Documents, Etc. (i) Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by the parties thereto and shall be in full force and effect on and as of the Closing Date; (ii) executed originals of each of the Notes shall have been delivered to each Lender in accordance with their respective Credit Commitments, and (iii) executed originals or (as the case may be) executed counterparts of each of the other Loan Documents shall have been delivered to Agent and/or each Lender.

(f) Actions to Perfect Liens. Subject to Section 6.20, Agent shall have received evidence in form and substance satisfactory to it that (i) all filings, recordings, registrations and other actions, including, the filing of UCC financing statements, necessary or, in the opinion of Agent, desirable to perfect the Liens created by the Security Documents shall have been completed, (ii) the Liens created by the Security Documents in favor of Agent for the benefit of Lenders have priority all other Liens, and (iii) there are no Liens on Borrower’s Property other than Permitted Liens.

(g) Insurance. Agent shall have received copies of certificates of insurance executed by each insurer or its authorized agent evidencing the insurance required to be maintained by Borrower pursuant to Section 6.4(b), and a certificate of a nationally recognized insurance broker reasonably satisfactory to Agent certifying that insurance complying with such Section has been obtained and is in full force and effect.

(h) Legality of Transactions. No change in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful (i) for Agent or any Lender to perform any of its agreements or obligations under any of the Loan Documents to which it is a party on the Closing Date; or (ii) for Borrower to perform any of its agreements or obligations under any of the Loan Documents to which it is a party on the Closing Date.

(i) Performance, Etc. Borrower shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in each of the Loan Documents to which Borrower is a party. No event shall have occurred on or prior to the Closing Date, and no condition shall exist on the Closing Date, which constitutes a Default or an Event of Default.

(j) Proceedings and Documents. All corporate, governmental and other proceedings in connection with the transactions contemplated by this Agreement and the other

Loan Documents shall be in form and substance satisfactory to Agent and Lenders, and Agent and each Lender shall have received all such counterpart originals or certified or other copies of all such instruments and documents as Agent and each Lender shall have requested.

(k) Landlord Waivers. Agent shall have received such mortgagee, bailee, landlord or warehousemen’s waivers as Agent may deem necessary regarding locations at which any Collateral is or will be stored or otherwise located.

(l) Capital Structure. Agent shall received evidence of Borrower’s capital structure and material accounts and terms and conditions of all Indebtedness of Borrower, acceptable to Agent and Lenders.

(m) Compliance with Laws. The borrowings made under this Agreement are and shall be in compliance with the requirements of all applicable laws, regulations, rules and orders, including without limitation, the Environmental Laws and the requirements imposed by the Board of Governors of the Federal Reserve System under Regulations U, G and X, and by the SEC.

(n) Legal Opinion. Agent and Lenders shall have received a written legal opinion, addressed to Agent and each Lender and dated as of the Closing Date, from legal counsel for Borrower and Guarantors, in form acceptable to Agent and each Lender.

(o) Legal Fees. Borrower shall have reimbursed Agent for all fees and disbursements of legal counsel to National City (in its capacity as Agent and a Lender) which shall have been incurred by Agent through the Closing Date in connection with the preparation, negotiation, review, execution and delivery of the Loan Documents and the handling of any other matters incidental thereto. Each Lender other than National City shall be responsible for any legal fees incurred by it in connection with the negotiation, review, execution and delivery of the Loan Documents.

(p) Payment of Closing Fee. Borrower shall have paid to Agent a closing fee of $15,000.

(q) Lien Searches. Agent shall have received the results of a recent search by a Person satisfactory to Agent, of the UCC, judgment and tax lien filings which may have been filed with respect to personal property of Borrower or any of its Subsidiaries in the jurisdictions listed on Schedule 5.21, and the results of such search shall be satisfactory to Agent.

(r) Changes; None Adverse. From the date of the Current Financial Statements, no changes shall have occurred in the assets, liabilities, financial condition, business, operations or prospects of Borrower which, individually or in the aggregate, are materially adverse to Borrower.

(s) Financial Statements. Each Lender shall have received the Current Financial Statements, certified by an officer of Borrower, and each Lender shall have been satisfied that such Current Financial Statements accurately reflect the financial status and condition of Borrower.

(t) Payoff Letter. Agent shall have received a pay-off letter from Lighthouse Capital Partners V, L.P., in form and substance satisfactory to Agent.

(u) Additional Documents. Agent shall have received such other agreements, documents, instruments and certificates as Lenders may reasonably request

Section 4.2 Conditions Precedent to Loans and Letters of Credit. The obligation of Lenders to make any Loan or for Issuer to issue any Letter of Credit shall be subject to the satisfaction, prior thereto or concurrently therewith, of the conditions precedent set forth in Section 4.1 and each of the following conditions precedent:

(a) Legality of Transactions. It shall not be unlawful (i) for any Lender or Agent to perform any of its agreements or obligations under any of the Loan Documents to which such Person is a party on the date on which such Loan is to be made or Letter of Credit is to be issued or (ii) for Borrower to perform any of its material agreements or obligations under any of the Loan Documents.

(b) Representations and Warranties. Each of the representations and warranties made by or on behalf of Borrower to Lenders or Agent in this Agreement or any other Loan Document (a) shall be true and correct in all material respects when made and (b) shall, for all purposes of this Agreement, be deemed to be repeated on and as of the date of Borrower’s request for such Loan or such Letter of Credit and shall be true and correct in all material respects as of such date.

(c) No Default. No event shall have occurred on or prior to such date and be continuing on such date, and no condition shall exist on such date, which constitutes a Default or Event of Default.

(d) Maximum Credit. The making of the Loan or the issuance of such Letter of Credit shall not result in either a Borrowing Base Deficiency or a Letter of Credit Deficiency.

ARTICLE 5

GENERAL REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Agent and each Lender as follows (with the making of each Loan after the date of this Agreement being deemed to constitute a representation and warranty that the matters specified in this Article 5 are true and correct on and as of the date of such Loan unless such representation and warranty expressly indicates that it is being made as of any specific date):

Section 5.1 Existence, Etc.

(a) Borrower (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware; and (ii) has full corporate power and authority and full legal right to own or to hold under lease its Property and to carry on its business. Borrower is qualified and licensed in each jurisdiction wherein the character of the Property owned or held under lease by it, or the nature of its business, makes such qualification necessary or advisable, except where failure to be so qualified would not have a Material Adverse Effect. Borrower is currently qualified in good standing as a foreign corporation in each jurisdiction set forth on Schedule 5.1(a).

(b) The authorized Equity Interests of Borrower and each of its Subsidiaries is as set forth on Schedule 5.1(b). All issued and outstanding shares, units, or other divisible interests of any class of Equity Interests of Borrower and each such Subsidiary are duly authorized and validly issued, fully paid and, as applicable, nonassessable, and such shares, units, or other divisible interests were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth on Schedule 5.1(b), there are no outstanding options, rights or warrants issued by Borrower for the acquisition of shares, units, or other divisible interests of any class of Equity Interests of Borrower, nor any outstanding securities or obligations convertible into such shares, units, or other divisible interests, nor any agreements by Borrower to issue or sell such shares, units, or other divisible interests.

(c) Borrower has no Subsidiaries except as set forth on Schedule 5.1(c). All the Equity Interests of each Subsidiary is (i) owned 100% by Borrower and (ii) free and clear of all Liens other than those in favor of Agent. Each Subsidiary (A) is duly organized, validly existing and in good standing under the laws of the state of its incorporation or, as applicable, organization or formation, and (B) has full corporate and, as applicable, limited liability company power and authority and full legal right to own or to hold under lease its Property and to carry on its business. Each Subsidiary is qualified and licensed in each jurisdiction wherein the character of the Property owned or held under lease by it, or the nature of its business makes such qualification necessary or advisable, except where failure to be so qualified would not have a Material Adverse Effect. Each Subsidiary is currently qualified in good standing as a foreign corporation or, as applicable, limited liability company in each jurisdiction set forth on Schedule 5.1(c).

(d) Except for the Equity Interests of Subsidiaries, Borrower does not own or hold of record (whether directly or indirectly) any shares of any class in the Capital Stock of any corporation, nor does Borrower own or hold (whether directly or indirectly) any legal and/or beneficial Equity Interests in any partnership, limited liability company, business trust or joint venture or in any unincorporated trade or business enterprise.

Section 5.2 Authority, Etc.

(a) Borrower has adequate power and authority and has full legal right to enter into this Agreement and each of the other Loan Documents to which it is a party, and to perform, observe and comply with all of its agreements and obligations under each of such documents, including, without limitation, the borrowings contemplated hereby. Each Guarantor has adequate power and authority and has full legal right to enter into the Guaranty and the

Guaranty Security Documents, and to perform, observe and comply with all of its agreements and obligations under each of such documents.

(b) The execution and delivery by Borrower of each of the Loan Documents to which it is a party, the performance by Borrower of all of its agreements and obligations under such Loan Documents, and the making by Borrower of the borrowings contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Borrower and do not and will not (i) contravene any provision of its charter documents or bylaws (each as in effect from time to time); (ii) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien upon any of the Property of Borrower under, any agreement, trust deed, indenture, mortgage or other material instrument to which Borrower is a party or by which Borrower or any other Property of Borrower is bound or affected; (iii) violate or contravene any provision of any law, rule or regulation (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System) or any order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official (all as from time to time in effect and applicable to Borrower); or (iv) require any waivers, consents or approvals by any of the creditors or trustees for creditors of Borrower or any other Person.

(c) The execution and delivery by each Guarantor of the Guaranty and each of the Guaranty Security Documents to which it is a party have been duly authorized by all necessary corporate action on the part of such Guarantor and do not and will not (i) contravene any provision of its charter documents or bylaws (each as in effect from time to time); (ii) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien upon any of the Property of such Guarantor under, any agreement, trust deed, indenture, mortgage or other material instrument to which such Guarantor is a party or by which such Guarantor or any other Property of such Guarantor is bound or affected; (iii) violate or contravene any provision of any law, rule or regulation or any order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official (all as from time to time in effect and applicable to such Guarantor); or (iv) require any waivers, consents or approvals by any of the creditors or trustees for creditors of such Guarantor or any other Person.

(d) Other than filings required to perfect the security interests granted hereunder, no approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency is required, under any provision of any applicable law:

(i) for the execution and delivery by Borrower of this Agreement, each Note and the other Loan Documents to which it is a party, for the execution and delivery by Guarantors of the Guaranty and the Guaranty Security Documents, for the performance by each of Borrower and Guarantors of any of the agreements and obligations under the Loan Documents to which it is a party or for the making by Borrower of the borrowing contemplated by this Agreement or for the conduct by Borrower or a Guarantor of its business other than any required filings with the SEC; or

(ii) to ensure the continuing legality, validity, binding effect, enforceability or admissibility in evidence of this Agreement, the Notes and the other Loan Documents.

Section 5.3 Binding Effect of Documents, Etc. Each of the Loan Documents which Borrower has or is to have executed and delivered as contemplated and required to be executed and delivered as of the Closing Date by this Agreement has been so executed and delivered by Borrower, and each such Loan Document is or will be in full force and effect. The agreements and obligations of each of Borrower and Guarantors contained in each such Loan Document to which it is a party constitute or shall constitute legal, valid and binding obligations of Borrower and/or Guarantors, as applicable, enforceable against Borrower and/or Guarantors, as applicable, in accordance with its respective terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 5.4 No Events of Default, Etc.

(a) No event has occurred and is continuing, and no condition exists, which constitutes a Default or an Event of Default.

(b) No accrued right of rescission, cancellation or termination on the part of Borrower exists under this Agreement or any of the other Loan Documents.

Section 5.5 Financial Statements. The Current Financial Statements have been prepared in accordance with Section 6.1(a). The balance sheets contained in the Current Financial Statements present fairly the financial condition of Borrower and its Subsidiaries on a Consolidated basis as of the dates thereof in accordance with GAAP. The statements of income contained in the Current Financial Statements present fairly the results of operations of Borrower and its Subsidiaries on a Consolidated basis for the fiscal periods then ended in accordance with GAAP. There are no material liabilities or obligations, secured or unsecured (whether accrued, absolute or actual, contingent or otherwise), which were not reflected in the balance sheets of Borrower contained in the Current Financial Statements and which should, in accordance with GAAP, have been reflected in such balance sheets.

Section 5.6 Changes; None Adverse. No changes have occurred in the assets, liabilities or financial condition of Borrower from those reflected in the Current Balance Sheet which, individually or in the aggregate, have had a Material Adverse Effect. Since the date of the Current Balance Sheet, there has been no adverse development in the business or in the operations or prospects of Borrower or any Subsidiary of Borrower.

Section 5.7 Title to Assets. Borrower has good, sufficient and legal title to, or leasehold interest in, all the Property and assets reflected in the Current Balance Sheet. Borrower enjoys peaceful and undisturbed possession of all Property subject to its Material Contracts.

Section 5.8 Intellectual Property.

(a) Schedule 5.8 sets forth a complete and correct list of all Material IP. With respect to Borrower’s representations under this Section 5.8(a) as of the Closing Date, the list of Material IP has been prepared as of June 23, 2008. Borrower or a Guarantor, as applicable, owns or possesses the right to use, and, except as set forth on Schedule 5.8, has done nothing to authorize or enable any other Person to use, any Patent or Trademark listed in Schedule 5.8, and all registrations listed in Schedule 5.8 are valid and in full force and effect. Borrower or a Guarantor, as applicable, owns or possesses the right to use all Patents and Trademarks listed in Schedule 5.8.

(b) Schedule 5.8 sets forth a complete and correct list of all licenses and other user agreements applicable to any Material IP. With respect to Borrower’s representations under this Section 5.8(b) as of the Closing Date, the list of all licenses and other user agreements applicable to any Material IP has been prepared as of June 23, 2008.

(c) (i) To Borrower’s knowledge, there is no violation by others of any right of Borrower with respect to any Patent or Trademark listed in Schedule 5.8; (ii) to Borrower’s knowledge, neither Borrower nor any Guarantor is infringing in any respect upon any Patent or Trademark of any other Person, which infringement could reasonably be expected to have a Material Adverse Effect; (iii) no proceedings have been instituted or are pending against Borrower or a Guarantor or, to Borrower’s knowledge, threatened, and no claim against Borrower or a Guarantor has been received by Borrower or a Guarantor alleging any such violation.

(d) To Borrower’s knowledge, neither Borrower nor any Guarantor owns any Trademark registered in the United States of America which (i) constitutes Material IP and (ii) would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Collateral.

Section 5.9 Indebtedness. No Indebtedness of Borrower or a Guarantor is secured by or otherwise benefits from any Lien other than Permitted Liens on or with respect to the whole or any part of the Property, present or future, of Borrower or a Guarantor. To Borrower’s knowledge, there exists no default or event or condition which, with the giving of notice or passage of time, or both, would constitute a default under the provisions of any instrument evidencing such Indebtedness or of any agreement relating thereto which would interfere with the priority of Agent’s lien on the Collateral.

Section 5.10 Litigation. Except as disclosed in Schedule 5.10, there is no pending or, to Borrower’s knowledge, threatened action, suit, proceeding or investigation before any court, governmental or regulatory authority, agency, commission or official, board of arbitration or arbitrator against Borrower or a Guarantor or in which Borrower or a Guarantor is a participant. There are no proceedings pending or threatened against Borrower or a Guarantor which call into question the validity or enforceability of any of the Loan Documents.

Section 5.11 No Materially Adverse Contracts. Except as disclosed on Schedule 5.11, neither Borrower nor any Guarantor is a party to or bound by any forward purchase contract, futures contract, covenant not to compete, unconditional purchase, take or pay or other contracts, agreements or instruments (whether written or oral) which restricts its ability to conduct its business or, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

Section 5.12 Taxes and Tax Returns, Etc. Except as disclosed in Schedule 5.12:

(a) Each of Borrower and its Subsidiaries has timely filed (inclusive of any permitted extensions) or had filed on its behalf with the appropriate taxing authorities all material returns (including material information returns and other material information) in respect of taxes required to be filed through the date hereof. The information filed was complete and accurate in all material respects at the time of filing. Neither Borrower nor any group of which Borrower is or was the common parent has requested any extension of time within which to file returns (including information returns) in respect of any taxes other than routine extensions of time for filing returns which have not involved the payment of taxes (other than taxes immaterial in amount) beyond the due date thereof.

(b) All taxes and assessments in respect of periods beginning prior to the date hereof have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as reflected in the Current Financial Statements. Neither Borrower nor any of its Subsidiaries has any liability for taxes in excess of the amounts so paid or reserves so established.

(c) No deficiencies for taxes have been claimed, proposed or assessed by any taxing authority or other governmental authority against Borrower or any of its Subsidiaries and no tax liens have been filed. There are no pending or, to Borrower’s knowledge, threatened audits, investigations or claims for or relating to any liability in respect to taxes, and there are no matters under discussion with any taxing authorities or other governmental authorities with respect to taxes which are likely to result in an additional liability for taxes. No extension of a statute of limitations relating to taxes or assessments is in effect with respect to Borrower.

(d) Neither Borrower nor any of its Subsidiaries has any obligation under any tax sharing agreement or agreement regarding payments in lieu of taxes.

Section 5.13 Contracts with Affiliates, Etc.

(a) Except as permitted by Section 8.10, Borrower is not a party to or otherwise bound by any written agreements, instruments or contracts (whether written or oral) with any Affiliate.

(b) There is no Indebtedness for Borrowed Money owing by Borrower to any Affiliate nor is there Indebtedness for Borrowed Money owing by any Affiliate to Borrower.

Section 5.14 Employee Benefit Plans.

(a) Borrower and its ERISA Affiliates are in compliance in all material respects with any applicable provisions of ERISA and the regulations thereunder and of the Code with respect to all Employee Benefit Plans.

(b) No Termination Event has occurred or is reasonably expected to occur with respect to any Guaranteed Pension Plan.

(c) Neither Borrower nor any of its ERISA Affiliates has incurred or reasonably expects to incur any withdrawal liability under ERISA to Multiemployer Plans.

Section 5.15 Governmental Regulation. Borrower is not a “public utility company”, a “holding company” or a “subsidiary” or an “affiliate” of a “holding company,” as such terms are defined in the federal Public Utility Holding Company Act of 2005, as amended. Borrower is not an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Federal Investment Company Act of 1940, as amended. Borrower is not subject to regulation under the Public Utility Holding Company Act 2005, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur Indebtedness for Borrowed Money. Neither Borrower nor any of its Affiliates is a country, individual, or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States.

Section 5.16 Securities Activities. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulation T, U and X of the Board of Governors of the Federal Reserve System.

Section 5.17 Disclosure. Neither this Agreement, any other Loan Document, nor any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of Borrower described in or required by this Agreement or any other Loan Document, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading as of the date of such document, certificate or other statement. The assumptions upon which all projected financial statements which have been delivered to Agent and each Lender are based as stated therein and provide reasonable estimations of future performance. There is no fact known to Borrower which has or which could reasonably be expected in the future to have a Material Adverse Effect.

Section 5.18 No Material Default. All Material Contracts in effect on the Closing Date are set forth in Schedule 5.18. Neither Borrower nor any of its Subsidiaries is in default under any Material Contract, and the other party or parties thereto have not given Borrower any notice of default, demand for adequate assurance of performance, or notice of termination.

Section 5.19 Environmental Conditions. Except as disclosed in Schedule 5.19:

(a) Borrower and its Affiliates have obtained all necessary permits, licenses, variances, clearances and all other necessary approvals (collectively the “EPA Permits”) for use by Borrower of Borrower’s Premises and the operation and conduct of its business from all applicable federal, state and local governmental authorities, utility companies or development-related entities including, but not limited to, any and all appropriate Federal or State environmental protection agencies and other County or City departments, public water works and public utilities in regard to the use by Borrower of Borrower’s Premises and necessary for the operation and conduct of its business and the handling, transporting, treating, storage, disposal, discharge or Release of Hazardous Substances, if any, into, on or from the environment (including, but not limited to, any air, water or soil). Each applicable EPA Permit issued to Borrower is in full force and effect, has not expired or been suspended, denied or revoked, and, to Borrower’s knowledge, is not under challenge by any Person. Borrower is in compliance with each issued EPA Permit except for those violations not reasonably expected to have a Material Adverse Effect.

(b) (i) With respect to any Borrower’s Premises owned by Borrower or any Subsidiary of Borrower, none of Borrower, any such Subsidiary, or any such Borrower’s Premises is subject to any private or governmental litigation, threatened litigation (to Borrower’s knowledge), Lien or judicial or administrative notice, order or action relating to Hazardous Substances or environmental problems, impairments or liabilities with respect to Borrower’s Premises and (ii) with respect to any Borrower’s Premises leased by Borrower or any Subsidiary of Borrower, none of Borrower, any such Subsidiary, or any such Borrower’s Premises is subject to any private or governmental litigation, threatened litigation (to Borrower’s knowledge), Lien or judicial or administrative notice, order or action relating to Hazardous Substances or environmental problems, impairments or liabilities based on any act or omission of Borrower or any Subsidiary of Borrower.

(c) To Borrower’s knowledge, there has been no “Release” (as defined in Section 101(22) of CERCLA) into, on or from any Borrower’s Premises and no Hazardous Substances (except “Household Waste” as that term is defined at 40 C.F.R. 261.4(b)(1) (1990)) are located on or have been treated, stored, processed, disposed of, handled, transported to or from, or disposed of by or on behalf of Borrower or any of its Subsidiaries upon Borrower’s Premises during Borrower’s occupancy thereof or into, upon or from the environment including, but not limited to, any air, water, or soil in violation of any Environmental Law. Borrower has not allowed any Hazardous Substance to exist or be treated, stored, disposed, Released, located, discharged, possessed, managed, processed or otherwise handled on Borrower’s Premises or in the operation or conduct of its businesses in violation of Environmental Laws, and Borrower, to its knowledge, has complied with all Environmental Laws affecting Borrower’s Premises except to the extent such violations could not reasonably be expected to have a Material Adverse Effect.

(d) Borrower and its Affiliates do not transport, in any manner, any Hazardous Substances except in the ordinary course of business in compliance with Environmental Laws.

(e) Borrower has not received written notice of any circumstances which would result in any material obligation under any Environmental Law to investigate or remediate any Hazardous Substances in, on or under Borrower’s Premises.

Section 5.20 Licenses and Permits. Borrower owns or possesses all Licenses and Permits and rights with respect thereto necessary for the conduct of its business as presently conducted and proposed to be conducted, without any known conflict with the rights of others and, in each case, free of any Lien not permitted by Section 8.7. All of the foregoing Licenses and Permits are in full force and effect, and Borrower, to its knowledge, is in compliance with the foregoing without any known conflict with the valid rights of others. To Borrower’s knowledge, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such License or Permit, or affect the rights of Borrower thereunder.

Section 5.21 Collateral.

(a) Borrower is the sole owner of and has good and marketable title to the Collateral, free from all Liens in favor of any Person other than Agent and except Permitted Liens, and has full right and power to grant to Agent a security interest therein. All information furnished to Agent concerning the Collateral is and will be complete, accurate and correct in all material respects when furnished.

(b) No security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except such as may have been filed (i) by Borrower in favor of Agent pursuant to this Agreement, or (ii) in respect of the items of Collateral subject to the Permitted Liens.

(c) The provisions of this Agreement are sufficient to create in favor of Agent, as of the Closing Date, a valid and continuing lien on, and, subject to the Permitted Liens, first security interest in, the types of the Collateral in which a security interest may be created under Article 9 of the UCC. The description of such Collateral set forth in the financing statements naming Agent as secured party and Borrower as debtor is sufficient to perfect first priority security interests in such Collateral in which a security interest may be perfected by the filing of financing statements. When such financing statements are duly filed in the filing offices listed on Schedule 5.21, and the requisite filing fees are paid, such filings will be sufficient to perfect security interests in such of the Collateral described in such financing statements as can be perfected by filing, which perfected security interests will, subject to the Permitted Liens, be prior to all other Liens in favor of others and rights of others, enforceable as such as against creditors of and purchasers from Borrower (other than purchasers of Inventory in the ordinary course).

(d) No Person now having possession or control of any of the Collateral consisting of Inventory or equipment has issued, in receipt therefor, a negotiable bill of lading, warehouse receipt or other document of title.

(e) Schedule 5.21 (i) is a correct and complete list of Borrower’s chief executive office, the location of its books and records, the locations of the Collateral, and the locations of all of its other places of business; (ii) correctly identifies any of such locations that are not owned by Borrower and sets forth the names of the owners and lessors or sublessors of and, to Borrower’s knowledge, the holders of any mortgages on, such locations, (iii) correctly identifies Borrower’s organizational identification number, (iv) is a correct and complete list and description of all of Borrower’s rights, titles or interests in, or with respect to, any investment property, letters of credit, instruments, including promissory notes, electronic chattel paper, and commercial tort claims.

Section 5.22 FDA. (a) Except as set forth on Schedule 5.22, Borrower and each of Borrower’s Premises at which it manufactures Inventory are in compliance with all applicable rules, regulations, and laws of the FDA, including its good manufacturing practice (GMP) requirements, except for such violations which would not reasonably be expected to have a Material Adverse Effect, (b) as of the Closing Date, except as set forth on Schedule 5.22, there are no pending recall, withdrawal, off-sale order, warning letter, seizures or other enforcement action by the FDA against Borrower or any warning letters from the FDA still pending against Borrower, other than as set forth on Schedule 5.22, and (c) the results of the last inspection by the FDA of Borrower’s Premises are set forth on Schedule 5.22.

ARTICLE 6

AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants with and warrants to Agent and each Lender that, from and after the Closing Date and until all of the Obligations are paid and satisfied in full, except as otherwise expressly consented to in writing by Requisite Lenders:

Section 6.1 Reports and Other Information.

(a) Borrower shall provide to Agent as soon as available, and in any event within 45 days after the close of each fiscal quarter of Borrower, financial statements of Borrower as of the end of such quarter and Consolidated statements of income and statements of cash flow of Borrower including its divisions and Subsidiaries for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer, principal accounting officer or chief executive officer of Borrower to the effect that such financial statements, while not examined by independent public accountants, reflect in his opinion and in the opinion of senior management of Borrower, all adjustments necessary to present fairly the Consolidated financial position of Borrower as at the end of such quarter and the results of its operations for the quarter then ended in conformity with GAAP consistently applied, subject only to year-end and audit adjustments and the absence of footnotes, together with a certificate of such officer, in the form of the Compliance Certificate stating that as of the date of such certificate, to the best of his knowledge, after reasonable inquiry, no event has occurred which constitutes a Default or an Event of Default, or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which Borrower has taken or proposes to take with respect thereto, and further setting out in such detail as is reasonably required by Lenders Borrower’s compliance with the requirements of Article 7 and Sections 8.7 and 8.9.

(b) Borrower shall provide to Agent as soon as available and in any event within 90 days after the end of each fiscal year of Borrower a copy of the annual audited financial statements for such year for Borrower, including therein a copy of the balance sheets of Borrower as of the end of such fiscal year and Consolidated statements of income and statements of cash flow and statements of stockholders’ equity of Borrower including its divisions and Subsidiaries, certified without qualification by the Accountants, together with a certificate of the chief financial officer, principal accounting officer or chief executive officer of Borrower, in the form of the Compliance Certificate, stating that, as of the date of such certificate, to the best of his knowledge and after reasonable inquiry, no event has occurred which constitutes a Default or an Event of Default or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which Borrower has taken or proposes to take with respect thereto and further setting out in such detail as is reasonably required by Lenders Borrower’s compliance with the requirements of Article 7 and Sections 8.7 and 8.9.

(c) Together with each delivery of financial statements of Borrower pursuant to Sections 6.1(a) or 6.1(b), Borrower will deliver a management report: (i) describing the operations and financial condition of Borrower for the period then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended in the case of year-end financials); (ii) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered to Agent pursuant to Section 6.1(d); and (iii) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer or controller of Borrower to the effect that such information fairly presents the results of operations and financial condition of Borrower as at the dates and for the periods indicated.

(d) As soon as available and in any event not later than thirty (30) days prior to the end of each fiscal year, Borrower will deliver Projections of Borrower for the forthcoming three fiscal years, year by year, and for the forthcoming fiscal year, period by period.

(e) Agent expects upon reasonable notice to conduct (i) periodic field audits of Borrower and (ii) a comprehensive field audit of Borrower on annual basis. Borrower shall cooperate fully with Agent in the completion of each such audit.

(f) Borrower shall provide to Agent, promptly after sending or filing thereof, copies of all reports and communications which Borrower sends to its Equity Interest holders, and copies of all reports and registration statements which Borrower files with the SEC, if any.

(g) Borrower shall provide to Agent as soon as possible, and in any event within fifteen (15) days after Borrower knows or has reason to know that any Termination Event with respect to any Plan has occurred, a statement of the chief financial officer or treasurer of each entity comprising Borrower describing such Termination Event and the action which Borrower proposes to take with respect thereto.

(h) Borrower shall provide Agent with the following additional reports:

(i) as soon as available and in any event within a reasonable time after the close of each fiscal year of Borrower, copies of the portions of any and all management letters from the Accountants, if any, to the Board of Directors of Borrower or to any other representative of Borrower regarding the various accounting practices and control procedures used by Borrower;

(ii) promptly after Borrower becomes aware of the commencement thereof, notice of all actions, suits and proceedings against or involving Borrower or any Guarantor before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which are not fully covered by insurance without the applicability of any co-insurance provisions or which have not been bonded and which either (1) involves an amount in controversy in excess of One Million Dollars ($1,000,000) for any single proceeding or controversy or One Million Dollars ($1,000,000) in the aggregate or (2) could cause a Material Adverse Effect;

(iii) as soon as practicable after becoming aware of a claim by any Person that Borrower or a Guarantor is in default under any agreement entered into in connection with Indebtedness for Borrowed Money in excess of Two Hundred Fifty Thousand Dollars ($250,000), notice of any such claim or default;

(iv) notice of any change in the conduct of the business, prospects or financial condition of Borrower or a Guarantor promptly upon Borrower becoming aware of any such change which would have a Material Adverse Effect;

(v) notice of any release of Hazardous Substances on Borrower’s Premises that is in violation of Environmental Laws or would require remediation pursuant to applicable federal or state law or of any notification having been filed with regard to a release of Hazardous Substances on or into Borrower’s Premises any applicable Environmental Law. Such notice shall indicate the steps Borrower has or will take to remedial all hazardous environmental conditions if any such steps are required of it by applicable Environmental Law and the estimated costs of such remediation; and

(vi) if (and on each occasion that) any event shall at any time occur or any condition shall at any time develop which constitutes a Default or an Event of Default, then, promptly (and, in any event, within five (5) Business Days) after Borrower shall have first become aware of the occurrence or development of any such event or condition, Borrower will furnish or cause to be furnished to Agent a written notice specifying the nature and the date of the occurrence of such event or (as the case may be) the nature and the period of existence of such condition and what action Borrower is taking or proposes to take with respect thereto.

(i) Borrower shall provide Agent with such other information relating to Borrower or any of its Subsidiaries (including, without limitation, any Employee Benefit Plan) as

Agent may from time to time reasonably request. To the extent Agent is obligated to do so by applicable law, rule or regulation, it may deliver to any regulatory body having jurisdiction over it copies of the reports and other information provided by Borrower to Agent pursuant to this Section 6.1 or otherwise.

(j) Within thirty (30) days after the close of each fiscal quarter of Borrower, Borrower shall furnish to Agent copies of any Material Contracts and material amendments of Material Contracts entered during such fiscal quarter.

(k) Borrower shall furnish to Lender promptly upon receipt by Borrower, notices of recalls or other enforcement actions by the FDA and the results of inspections by the FDA of any of Borrower’s Premises.

(l) Borrower will deliver to Agent a Compliance Certificate, with respect to its compliance with Section 7.2, on each Determination Date (as defined in Section 7.2) during each Applicable Period (as defined in Section 7.2).

6.2 Reporting Regarding Receivables. Not less frequently than monthly, and more frequently if Lender shall require or Borrower shall so elect, Borrower shall deliver to Lender: (a) a borrowing base certificate in the form of Exhibit D (a “Borrowing Base Certificate”) by no later than the 10th day of each month (which is based on values as of the immediately preceding calendar month) and (b) reports of Borrower’s sales, credits to sales or credit memoranda applicable to sales, collections and non-cash charges (from whatever source, including sales and noncash journals or other credits to Receivables) for the applicable period, and acceptable supporting documentation thereto (including, a report indicating the Dollar value of Borrower’s Eligible Receivables, and all other information deemed necessary by Lender to determine levels of that which is and is not Eligible Receivables). By no later than the 10th day after the end of each calendar month, or sooner if available, Borrower shall deliver to Lender monthly agings, broken down by due date, of Receivables listed by invoice date, in each case reconciled to the Borrowing Base Certificate for the end of such month and Borrower’s general ledger, and setting forth any changes in the reserves made for bad accounts or any extensions of the maturity of, any refinancing of, or any other material changes in the terms of any Receivables in such format as is specified by Lender from time to time, together with such further information with respect thereto in such format as Lender may then reasonably require.

6.3 Reporting Regarding Inventory. Borrower will undertake a physical count of its Inventory at least once each calendar year in accordance with procedures approved by Borrower’s independent certified public accountants and Agent. By no later than the 10th day after the end of each calendar month, or sooner if available, Borrower shall submit to Agent a perpetual inventory report reconciled to (a) the Borrowing Base Certificate for the end of such month, (b) Borrower’s inventory records, and (c) Borrower’s general ledger, broken down into such detail and with such categories as Agent shall reasonably require (including a report indicating the type, location, and Dollar value of Borrower’s Raw Materials and Finished Goods Inventory, and all other information deemed necessary by Agent to determine levels of that which is and is not Eligible Inventory). Values shown on reports of Inventory shall be at the lower of cost or market value determined in accordance with a “first in-first out” cost accounting system. Not less frequently than monthly, and more frequently if Agent shall require or

Borrower shall so elect, Borrower shall deliver to Lender a Borrowing Base Certificate, and acceptable supporting documentation thereto, by no later than the 10th day of each month, reporting the value of Borrower’s Inventory as of the immediately preceding calendar month.

Section 6.4 Maintenance of Property; Authorization; Insurance

(a) Borrower covenants to keep and maintain all of its Property in good repair, working order and condition, reasonable wear and tear excepted, and from time to time to make, or use all reasonable legal remedies to cause to be made, all proper repairs, renewals or replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

(b) At its own cost and expense, Borrower shall obtain and maintain during the term of this Agreement (i) insurance against loss, destruction or damage to its properties as Agent may reasonably require from time to time to fully protect Agent’s and Lenders’ interests in the Collateral and (ii) insurance against public liability and third party property damage, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to Agent (it being agreed by Agent that the liability coverages set forth on Schedule 6.4(b) are approved as adequate as of the Closing Date) and naming Agent for the benefit of Lenders as mortgagee, loss payee and additional insured as its interests may appear. Borrower agrees to deliver to Agent upon request insurance certificates or policies evidencing compliance with the above requirements. Borrower covenants, warrants and represents that it will not do any act or voluntarily suffer or permit any act to be done whereby any insurance required hereunder shall or may be suspended, impaired or defeated. If any item of Collateral shall be lost, destroyed or irreparably damaged from any cause whatsoever during the term hereof, Borrower agrees to proceed diligently and cooperate fully with Agent and Lenders in the recovery of any and all proceeds of insurance applicable thereto, and the carriers named therein are hereby directed by Borrower to make payment for such loss to Agent, for the benefit of Lenders, and not to Borrower and Lenders jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Agent and Lenders jointly, Agent may endorse the name of Borrower thereon and do such other things as it may deem advisable to reduce the same to cash. Provided that there does not exist an Event of Default and, subject to Section 2.8(c), all loss recoveries received by Agent and Lenders upon any such insurance shall be paid by Agent and Lenders to Borrower so long as such proceeds promptly are reinvested in Borrower’s business. If there exists an Event of Default, such cash resources may be applied and credited by Agent and Lenders to any Obligation, subject to Section 2.9(b). Borrower further covenants that it shall require that the insurer with respect to each such insurance policy provide for thirty (30) days’ advance written notice to Agent of any cancellation or termination of, or other change of any nature whatsoever in, the coverage provided under any such policy.

Section 6.5 Corporate Existence. Borrower shall preserve and maintain its existence as a Delaware corporation and all of its rights, franchises and privileges as a corporation.

Section 6.6 Inspection Rights. At any reasonable time, upon reasonable notice, and from time to time, Borrower shall permit Agent or any Lender, or any of their agents, representatives or current or prospective participants in the Loans, at the expense of Agent or such Lender, as applicable (except as provided to the contrary in Section 6.12(a) or elsewhere in this Agreement), to inspect the Collateral, to examine and make copies of and abstracts from the records and books of account of, and to visit the properties of, Borrower and to discuss the affairs, finances and accounts of Borrower with any of its officers, employees, agents or the Accountants.

Section 6.7 Payment of Taxes and Claims. Borrower shall pay or cause to be paid all taxes, assessments and other governmental charges imposed upon its Properties or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become due and payable and which by law have or might become a Lien upon any of its Property, provided that (unless any material item of Property would be lost, forfeited or materially damaged as a result thereof) no such Lien need be paid if the amount, applicability or validity thereof is currently being contested in good faith and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor.

Section 6.8 Compliance with Laws.

(a) Borrower will (i) comply with all applicable federal, state and local laws, rules, regulations and orders pertaining to the operation of its business, the noncompliance with which could have a Material Adverse Effect, (ii) pay before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or any of its Property, and (iii) pay all lawful claims which if unpaid might become a Lien upon any of its Property, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof.

(b) Borrower will promptly notify each Lender if Borrower receives any notice, claim or demand from any governmental agency which alleges that Borrower is in material violation of any of the terms of, or has materially failed to comply with any applicable order issued pursuant to, any federal, state or local statute regulating its operation and business, including, but not limited to, the Federal Food, Drug, and Cosmetic Act, the Occupational Safety and Health Act or any Environmental Law.

Section 6.9 Notice of Other Events. Immediately upon Borrower first becoming aware of any of the following occurrences, Borrower will furnish or cause to be furnished to Agent written notice with full particulars of (a) the business failure, insolvency or bankruptcy of Borrower or a Guarantor; (b) the rescission, cancellation or termination, or the creation or adoption, of any agreement or contract to which Borrower or a Guarantor is a party which would have a Material Adverse Effect; (c) any labor dispute, any attempt by any labor union or organization representatives to organize or represent employees of Borrower or a Guarantor, or any unfair labor practices or proceedings of the National Labor Relations Board with respect to, Borrower or a Guarantor which would have a Material Adverse Effect; or (d) any defaults or events of default under any agreement, or any violations of any laws, regulations, rules or ordinances of any governmental or regulatory body, by Borrower or a Guarantor which would have a Material Adverse Effect.

Section 6.10 Communication with Accountants. Borrower authorizes Agent or any Lender to communicate directly with the Accountants and authorizes the Accountants to disclose to Agent or such Lender any and all financial statements and other information of any kind, including copies of any management letter or the substance of any oral information or conversation that such Accountants may have with respect to the business, financial condition and other affairs of Borrower.

Section 6.11 Payment of Indebtedness. Borrower will duly and punctually pay or cause to be paid principal and interest on the Loans and all fees and other amounts payable hereunder or under the Loan Documents in accordance with the terms hereunder. Borrower shall pay all other Indebtedness (whether existing on the date hereof or arising at any time thereafter) punctually in accordance with trade practices or within any applicable period of grace except to the extent that any such obligation is contested in good faith by proper proceedings or Borrower has provided Agent evidence that any Lien resulting from the non-payment thereof has been bonded or with respect to which adequate reserves have been set aside for the payment thereof.

Section 6.12 Payment of Field Examination Fees.

(a) Borrower shall pay to Agent all reasonable fees and out-of-pocket expenses associated with or incurred by Agent in connection with each of the field audits and examinations contemplated by, and subject to, Section 6.1(e).

(b) Agent may provide for the payment of any fees or other charges under Section 6.12(a) by advancing the amount thereof for the benefit of Borrower as a Loan so long as Agent gives five (5) days prior notice thereof to Borrower unless a Default then exists in which case Agent may immediately make an advance of the Loans to pay such fees and other charges.

Section 6.13 Performance of Obligations Under Certain Documents. Borrower will duly and properly perform, observe and comply with all of its agreements, covenants and obligations under this Agreement and each of the other Loan Documents.

Section 6.14 Governmental Consents and Approvals.

(a) Borrower will obtain or cause to be obtained all such approvals, consents, orders, authorizations and licenses from, give all such notices promptly to, register, enroll or file all such agreements, instruments or documents promptly with, and promptly take all such other action with respect to, any governmental or regulatory authority, agency or official, or any central bank or other fiscal or monetary authority, agency or official, as may be required from time to time under any provision of any applicable law:

(i) for the performance by Borrower of any of its agreements or obligations under the Notes, this Agreement or any of the other Loan Documents or for the payment by Borrower to Agent of any sums which shall become due and payable by Borrower to Agent or any Lender thereunder;

(ii) to ensure the continuing legality, validity, binding effect or enforceability of the Notes or any of the other Loan Documents or of any of the agreements or obligations thereunder of Borrower; or

(iii) to continue the proper operation of the business and operations of Borrower.

(b) Borrower shall duly perform and comply with the terms and conditions of all such approvals, consents, orders, authorizations and Licenses and Permits from time to time granted to or made upon Borrower.

Section 6.15 Employee Benefit Plans and Guaranteed Pension Plans. Borrower will and will cause each of its ERISA Affiliates to (a) comply with all requirements imposed by ERISA and the Code applicable from time to time to any of its Guaranteed Pension Plans or Employee Benefit Plans, (b) make full payment when due of all amounts which, under the provisions of Employee Benefit Plans or under applicable law, are required to be paid as contributions thereto, (c) not permit to exist any accumulated funding deficiency, whether or not waived, (d) file on a timely basis all reports, notices and other filings required by any governmental agency with respect to any of its Employee Benefit Plans, (e) make any payments to Multiemployer Plans required to be made under any agreement relating to such Multiemployer Plans, or under any law pertaining thereto, (f) not amend or otherwise alter any Guaranteed Pension Plan if the effect would be to cause the actuarial present value of all benefit commitments under each Guaranteed Pension Plan to be less than the current value of the assets of such Guaranteed Pension Plan allocable to such benefit commitments, (g) furnish to all participants, beneficiaries and employees under any of the Employee Benefit Plans, within the periods prescribed by law, all reports, notices and other information to which they are entitled under applicable law, and (h) take no action which would cause any of the Employee Benefit Plans to fail to meet any qualification requirement imposed by the Code. As used in this Section 6.15, the term “accumulated funding deficiency” has the meaning specified in Section 302 of ERISA and Section 412 of the Code, and the terms “actuarial present value”, “benefit commitments” and “current value” have the meaning specified in Section 4001 of ERISA.

Section 6.16 Further Assurances. Borrower will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably requested by Agent from time to time in order to give full effect to any of the Loan Documents.

Section 6.17 Borrower’s Depository and Investment Accounts.

(i) Borrower shall maintain all of Borrower’s primary deposit accounts, including all of Borrower’s operating and cash management accounts, with National City; provided that Borrower may maintain local depository accounts with other financial institutions

(“Local Accounts”) so long as (a) the aggregate balance of the Local Accounts, to the extent in excess of $400,000, is transferred to the Agent Disbursement Account within 10 Business Days after each time that such aggregate balance exceeds $400,000 and (b) the aggregate balance of the Local Accounts does not exceed $1,000,000 for any period of five (5) consecutive Business Days or more.

(ii) On the date of this Agreement, Borrower will deliver cash and/or money market funds having an aggregate value at least equal to $2,000,000 to National City Bank, a national banking association (“NCB”, and together with its successors, assigns, and/or one or more other subsidiaries of National City Corporation, the “Securities Intermediary”) to be held in a blocked (i.e., controlled) securities account maintained by the Securities Intermediary for the benefit of Agent and the Lenders (the “Restricted Investment Collateral Account”), current account number 02000167990. Borrower has deposited the Restricted Investments in the Restricted Investment Collateral Account as security for the Obligations. Subject to Section 2.14 with respect to a Permitted Maximum Revolving Commitment Reduction (as defined in Section 2.14), the Restricted Investments in the Restricted Investment Collateral Account will remain therein until all of the Obligations are paid in full and will be invested in such investments and on such terms as are acceptable to Agent in its sole discretion. Borrower acknowledges and agrees that Agent will not agree to any investments of the Restricted Investments to the extent such investments may, in Agent’s sole discretion, be subject to market (i.e., value) fluctuation. With respect to the Restricted Investments in the Restricted Investment Collateral Account, (A) Agent shall have a first priority and only security interest in the Restricted Investment Collateral Account and the Restricted Investments therein, (B) such Restricted Investment Collateral Account shall be subject only to the signing authority designated from time to time by Agent, and Borrower shall have no control over or access to, or right to issue entitlement orders with respect to, the Restricted Investment Collateral Account or the Restricted Investments therein, (C) Agent shall have sole access to the Restricted Investment Collateral Account and the Restricted Investments therein, and (D) such Restricted Investments shall not be subject to any deduction, set-off, banker’s lien or any other right in favor of any Person other than Agent. The Restricted Investments in the Restricted Investment Collateral Account constitute part of the Collateral. In addition to its rights under the Loan Documents, Agent will have the right at any time and without further consent of Borrower, after the occurrence of an Event of Default and during the continuance thereof, to sell or otherwise liquidate, withdraw and apply, deliver (or cause the delivery of), transfer or originate any other entitlement orders with respect to, the Restricted Investments then held in the Restricted Investment Collateral Account and to apply the same against the then outstanding Obligations, whether or not then due, in any order or method elected by Agent and thereby reduce the Maximum Revolving Commitment. Borrower, from time to time, may deliver additional investment property and/or cash, in increments of $2,000,000, to the Securities Intermediary for deposit into the Restricted Investment Collateral Account so as to become part of the Restricted Investments.

Section 6.18 Use of Proceeds. Borrower shall use all Loan proceeds only as permitted by Section 2.11.

Section 6.19 Real Estate Mortgages. Promptly upon acquiring any Real Estate, Borrower shall execute and deliver to Agent a mortgage with respect to such Real Estate in form and substance satisfactory to Agent, subject only to Permitted Liens.

Section 6.20 Post-Closing Undertakings. On or before August 1, 2008, Borrower will (i) execute and deliver to Agent the Pledge Agreement in form and substance acceptable to Agent and (ii) cause the Pledge Agreement to be duly registered under the laws of the Netherlands so as to create a first priority Lien on AtriCure Europe’s Equity Interests held by Borrower up to 65% of the voting Equity Interests of Borrower in AtriCure Europe.

ARTICLE 7

FINANCIAL COVENANTS

Section 7.1 EBITDA. Borrower shall not permit its EBITDA for any Reference Period ending on any Computation Date occurring after the Closing Date to be more negative than negative Fifteen Million Dollars (-$15,000,000).

Section 7.2 Ratio of Cash Equivalents to Funded Borrowings. At all times during which the Credit Exposure equals or exceeds $6,000,000 (“Applicable Period”), Borrower will not permit the ratio (the “Cash Equivalents to Funded Borrowings Ratio”) resulting from dividing (a) the aggregate amount of Borrower’s Cash Equivalents as of each date of determination by Agent (“Determination Date”) by (b) the Credit Exposure as of that Determination Date to be less than 1.25 to 1. Agent will determine the Cash Equivalents to Funded Borrowings Ratio on the first date in each Applicable Period that the Credit Exposure equals or exceeds $6,000,000 (“First Determination Date”) and will determine the Cash Equivalents to Funded Borrowings Ratio on each 30-day anniversary of the First Determination Date occurring during each Applicable Period.

ARTICLE 8

NEGATIVE COVENANTS OF BORROWER

Borrower covenants with and warrants to Agent and each Lender that from and after the Closing Date and until all of the Obligations are paid and satisfied in full, except as otherwise expressly consented to in writing by Requisite Lenders:

Section 8.1 Limitation on Nature of Business. Borrower will not at any time make any material change in the nature of its business as carried on at the date hereof or undertake, conduct or transact any business in a manner prohibited by applicable law. Borrower shall not create, capitalize or acquire any Subsidiary after the Closing Date without Lender’s prior written consent.

Section 8.2 Limitation on Fundamental Changes. Neither Borrower nor any of its Subsidiaries shall at any time consolidate with or merge into or with any Person or Persons or enter into or undertake any plan or agreement of consolidation or merger with any Person. Neither Borrower nor any of its Subsidiary shall liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of Borrower’s or any such Subsidiary’s business or Property whether now owned or hereafter acquired except for transfers from a Subsidiary of Borrower to Borrower. Neither Borrower nor any of its Subsidiaries shall make or permit any materially adverse amendment or modification to its charter documents or bylaws.

Section 8.3 Restricted Payments. Borrower will not and will not permit any of its Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payments, except that:

(a) So long as no Event of Default exists and no Default would be created thereby after giving effect to such repurchase, Borrower may make payment with respect to the repurchases (“Share Repurchases”) of any shares of Borrower’s Capital Stock or options to acquire such shares held by Management Stockholders to the extent required incident to the termination of employment with Borrower of such Management Stockholders so long as (i) the aggregate Share Repurchases made in any fiscal year do not exceed $1,000,000 and (ii) after giving effect to the proposed Share Repurchases, no Default or Event of Default has occurred and is continuing as of the date such Share Repurchase occurs or is created thereby; and

(b) Subsidiaries of Borrower may make Restricted Payments with respect to their Equity Interests to Borrower.

Section 8.4 Limitation on Disposition of Assets.

(a) Neither Borrower nor any of its Subsidiaries will sell, lease, transfer or otherwise dispose of any of its Property or business (“Asset Dispositions”), or grant any Person an option to acquire any such Property or business, except for (i) bona fide sales of Inventory to customers in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business and (ii) Asset Dispositions which satisfy the following conditions:

(1) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $1,000,000 and the aggregate market value of assets sold or otherwise disposed of in any fiscal year does not exceed $2,000,000;

(2) the consideration received is at least equal to the fair market value of such assets;

(3) if the consideration received is not solely in cash, all non-cash consideration is pledged to Agent pursuant to documents satisfactory to Agent so that Agent has received a first priority perfected security interest in such non-cash consideration to secure the Obligations;

(4) the Net Proceeds of such Asset Disposition are applied as required by Section 2.8(c);

(5) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, Borrower is in compliance on a pro forma basis with the covenants set forth in Article 7, recomputed for the most recently ended month for which information is available, and is in compliance with all other terms and conditions contained in this Agreement;

(6) no Default or Event of Default shall result from the Asset Disposition; and

(7) the assets which are the subject of the Asset Disposition do not include Eligible Receivables, Eligible Inventory or any Restricted Investments.

(b) Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares, units, or other divisible interests of Capital Stock or other Equity Interests in any of Borrower’s Subsidiaries except (i) as expressly permitted elsewhere in this Agreement or (ii) to Borrower or another Subsidiary of Borrower to the extent a Change of Control does not result therefrom.

Section 8.5 Limitation on Investments. Borrower shall not at any time make any Investments of any kind, other than (a) Investments in Cash Equivalents, (b) the Restricted Investments, (c) other investments in marketable securities in accordance with Borrower’s investment guidelines described in Schedule 8.5 (as amended by Borrower from time to time in its judgment exercised reasonably with such changes being promptly provided to Agent), and (d) any Permitted Acquisitions.

Section 8.6 Acquisition of Margin Securities. Borrower shall not own, purchase or acquire (or enter into any contract to purchase or acquire) any “margin security” as defined by any regulation of the Federal Reserve Board as now or hereafter in effect unless, prior to any such purchase or acquisition or entering into any such contract, Agent and each Lender shall have received an opinion of counsel satisfactory to Agent and each Lender to the effect that such purchase or acquisition will not cause this Agreement or the Notes to be in violation of Regulation T, U, X or any other regulation of the Federal Reserve Board then in effect.

Section 8.7 Limitation on Mortgages, Liens and Encumbrances. Borrower shall not at any time create, assume, incur or permit to exist, any mortgage, Lien or other encumbrance in respect of any of its Property, income or revenues of any character, whether heretofore or hereafter acquired by it; excluding, however, from the operation of the foregoing provisions of this Section 8.7 (each a “Permitted Lien”):

(a) Any Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by Section 6.7;

(b) Any statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent;

(c) Any Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(d) Any easements, rights-of-way, encroachments, leases, royalties, restrictions and other similar title exceptions or encumbrances provided such do not, in the aggregate, materially interfere with the ordinary conduct of the business of Borrower or materially reduce or impair the value of the Real Estate so encumbered;

(e) Liens granted to Agent for the benefit of Lenders and the additional existing mortgages, Liens and encumbrances of Borrower, listed and described, but only to the extent indicated, in Schedule 8.7(e); and

(f) any purchase money security interests granted by, or Capitalized Lease Obligations incurred by, Borrower in connection with any Permitted Purchase Money Indebtedness.

Section 8.8 No Restrictions on Subsidiary Distributions to Borrower. Except as provided in this Agreement, Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s Equity Interests owned by Borrower or any Subsidiary of Borrower; (b) pay any Indebtedness owed to Borrower or any other Subsidiary; (c) make loans or advances to Borrower or any other Subsidiary; or (d) transfer any of its Property to Borrower or any other Subsidiary.

Section 8.9 Limitation on Indebtedness. Borrower shall not at any time create, incur or assume, or become or be liable (directly or indirectly) in respect of, any Indebtedness for Borrowed Money, other than (a) Indebtedness arising under this Agreement and the other Loan Documents and (b) any Permitted Purchase Money Indebtedness.

Section 8.10 Transactions with Affiliates. Except as provided in Schedule 8.10, Borrower shall not at any time enter into or participate in any agreements or transactions of any kind with any Affiliates of Borrower, except agreements or transactions (other than loans or advances) entered into in the ordinary course of business upon fair terms determined by Agent to be no less favorable to Borrower than could be obtained in a comparable arms-length transaction with an unaffiliated Person.

Section 8.11 Limitation on Acquisitions. Except as expressly permitted by Section 8.5, Borrower shall not acquire or purchase, in any given transaction or series of undertakings or business deals that constitute one transaction, (a) any Equity Interest in any other Person, including shares of Capital Stock of other corporations or membership interests in limited liability companies or (b) all or substantially all of the assets of any Person or the assets comprising any line of business or business unit or division.

Section 8.12 No Additional Bank Accounts. Except as provided in Section 6.17, Borrower shall not open, maintain or otherwise have any bank accounts or other deposit accounts.

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES

Section 9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) Principal and Interest. Any principal, interest or any other sum payable under this Agreement or the Notes shall not be paid when due;

(b) Representation and Warranties. Any representation or warranty at any time made by or on behalf of Borrower or a Guarantor in this Agreement, any Loan Document or in any certificate, written report or statement furnished to Agent or any Lender pursuant hereto or thereto shall prove to have been untrue, incorrect or breached in any material respect on or as of the date on which such representation or warranty was made or deemed to have been made or repeated;

(c) Certain Covenants. Borrower shall fail to comply with the covenants set forth in (i) Sections 6.4(b), 6.5, 6.17(ii), 6.18, or 6.20, Article 7 or Article 8 or (ii) Sections 6.2 or 6.3, in which case a five (5) day grace period shall apply;

(d) Other Covenants. Borrower shall fail to perform, comply with or observe or shall otherwise breach in any respect any other covenant or agreement contained in this Agreement, and, if curable, such failure or breach shall continue for more than twenty-five (25) days after the earlier of the date on which an executive officer of Borrower shall have first become aware of such failure or breach or Agent or any Lender shall have first notified Borrower of such failure or breach;

(e) Loan Documents. Borrower shall fail to perform, comply with or observe or shall otherwise breach in any respect any provision of any Loan Document or any other agreement, document, instrument or certificate executed or delivered in connection with this Agreement and, if curable, such failure or breach shall continue for more than twenty-five (25) days after the earlier of the date on which an executive officer of Borrower shall have first become aware of such failure or breach or Agent or any Lender shall have first notified Borrower of such failure or breach, or any Loan Document shall cease to be legal, valid, binding or enforceable in accordance with the terms thereof;

(f) Guaranty Documents. A Guarantor shall fail to perform, comply with or observe or shall otherwise breach in any respect any provision of the Guaranty or any Guaranty Security Document or any other agreement, document, instrument or certificate executed or delivered by such Guarantor in connection with this Agreement and, if curable, such failure or breach shall continue for more than twenty-five (25) days after the earlier of the date on which an officer of Borrower shall have first become aware of such failure or breach or Agent or any Lender shall have first notified Borrower of such failure or breach, or the Guaranty or any Guaranty Security Document shall cease to be legal, valid, binding or enforceable in accordance with the terms thereof;

(g) Litigation. (i) Any action at law, suit in equity or other legal proceeding to amend, cancel, revoke or rescind any Loan Document shall be commenced (A) by or on behalf of Borrower, Guarantor or any other Person bound thereby or (B) by any court or any other governmental or regulatory authority or agency of competent jurisdiction which is not stayed within thirty (30) days after the commencement thereof; or (ii) any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the covenants, agreements or obligations of Borrower or a Guarantor under any one or more of the Loan Documents are illegal, invalid or unenforceable in accordance with the terms thereof;

(h) Default under other Agreements. Any default by Borrower or a Guarantor or any event of default shall occur under any agreement, instrument or contract relating to Indebtedness individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000) to which Borrower or a Guarantor is at any time a party or bound or affected, or Borrower or a Guarantor shall fail to perform or observe any of its agreements or covenants thereunder, and such default, event of default or failure shall continue for such period of time as would permit, or as would have permitted (assuming the giving of appropriate notice), the holders of such Indebtedness to accelerate the maturity of all or any part of such Indebtedness under any such document;

(i) Insolvency. Any action shall be taken by or on behalf of Borrower or a Guarantor for the termination, winding up, liquidation or dissolution of Borrower or a Guarantor; or Borrower or a Guarantor shall make an assignment for the benefit of creditors, become insolvent or be unable to pay its debts as they mature; or Borrower or a Guarantor shall file a petition in voluntary liquidation or bankruptcy; or Borrower or a Guarantor shall file a petition or answer or consent seeking the reorganization of Borrower or a Guarantor; or Borrower or a Guarantor shall commence any case or proceeding under applicable insolvency or bankruptcy laws now or hereafter existing; or Borrower or a Guarantor shall consent to the appointment of any receiver, administrator, custodian, liquidator or trustee of all or any part of the Property of Borrower or a Guarantor; or any corporate action shall be taken by Borrower or a Guarantor for the purpose of effecting any of the foregoing; or by order or decree of any court of competent jurisdiction, Borrower or a Guarantor shall be adjudicated as bankrupt or insolvent; or any petition for any proceedings in bankruptcy or liquidation or for the reorganization or readjustment of Indebtedness of Borrower or a Guarantor shall be filed, or any case or proceeding shall be commenced, under any applicable bankruptcy or insolvency laws now or hereafter existing, against Borrower or a Guarantor, or any receiver, administrator, custodian, liquidator or trustee shall be appointed for Borrower or a Guarantor or for all or any part of its Property and such case or proceeding shall remain undismissed for a period of sixty (60) days, or any order for relief shall be entered in a proceeding with respect to Borrower or a Guarantor under the provisions of the United States Bankruptcy Code, 11 U.S.C. § 101 et seq., as amended;

(j) Judgment. Any judgment, order or decree for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000) (or any number of judgments or awards in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate) of any available insurance coverage, as determined by Agent in its discretion exercised in good faith, in effect to satisfy such judgments or award for which the insurer has admitted in writing its liability for the full amount thereof, shall be rendered against Borrower or a Guarantor, and Borrower or such Guarantor shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, within thirty (30) days after the date of the entry thereof;

(k) ERISA. Any Termination Event shall occur and, as of the date thereof or any subsequent date, the sum of the various liabilities of Borrower and its ERISA Affiliates (such liabilities to include, without limitation, any liability to the Pension Benefit Guaranty Corporation (or any successor thereto) or to any other party under Sections 4062, 4063, or 4064 of ERISA or any other provision of law and to be calculated after giving effect to the tax consequences thereof) resulting from or otherwise associated with such event exceeds One Hundred Thousand Dollars ($100,000); or Borrower or any of its ERISA Affiliates as an employer under any Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plans and the plan sponsors of such Multiemployer Plans shall have notified such withdrawing employer that such employer has incurred a withdrawal liability requiring a payment in an amount exceeding One Hundred Thousand Dollars ($100,000);

(l) Change of Control. Any Change of Control shall occur without the prior approval of the Requisite Lenders;

(m) Material Adverse Change. Any event or occurrence which has a Material Adverse Effect;

(n) Security Documents. (i) Any Security Document shall cease to be in full force and effect or (ii) any Security Document shall cease to give Agent the Liens purported to be created thereby in favor of Agent and Lenders (unless due to acts or omissions of Agent, such as failure to file continuation statements) with respect to Collateral having an aggregate value of $250,000 or more;

(o) Inventory. Any Inventory, in excess of an aggregate amount equal to Two Hundred Fifty Thousand Dollars ($250,000), which is being stored by Borrower or for, or on behalf of, Borrower by a third-party, is stored in violation of applicable law or is the subject of seizure or other enforcement action by the FDA; or

(p) Government Intervention. Borrower is enjoined, restrained or in any way prevented by order of any governmental authority from conducting any material part of its business affairs and such order is not completely stayed, to the satisfaction of the Requisite Lenders, or dissolved within one Business Day from the effective date of such order.

Section 9.2 Termination of Commitments and Acceleration of Obligations. If any one or more of the Events of Default shall at any time occur:

(a) Agent may, and upon the request of Requisite Lenders, shall, by giving notice to Borrower, immediately terminate the Credit Commitments of all Lenders in full and each Lender shall thereupon be relieved of all of its obligations to make any Loans; except that if there shall be an Event of Default under Section 9.1(i), the Credit Commitments of all Lenders shall automatically terminate in full and each Lender shall thereupon be relieved of all of its obligations to make any Loans.

(b) Agent may, and upon the request of Requisite Lenders, shall, by giving notice to Borrower, declare all of the Obligations, including the entire unpaid principal of the Notes, all of the unpaid interest accrued thereon, and all other sums (if any) payable by Borrower under this Agreement, the Notes, or any of the other Loan Documents, to be immediately due and payable; except that if there shall be an Event of Default under Section 9.1(i), all of the Obligations, including the entire unpaid balance of all of the Notes, all of the unpaid interest accrued thereon and all other sums (if any) payable by Borrower under this Agreement, the Notes or any of the other Loan Documents shall automatically and immediately be due and payable without notice to Borrower. Thereupon, all of such Obligations which are not already due and payable shall forthwith become and be absolutely and unconditionally due and payable, without any further notice or any other formalities of any kind, all of which are hereby expressly and irrevocably waived.

Section 9.3 Remedies. From and after the occurrence of an Event of Default which is continuing and which has not been waived by Agent at the direction of Requisite Lenders, Agent may, and upon the request of Requisite Lenders, shall:

(a) subject always to the provisions of Section 10.9, proceed to protect and enforce all or any of its or Lenders’ rights, remedies, powers and privileges under this Agreement, the Notes or any of the other Loan Documents by action at law, suit in equity or other appropriate proceedings, whether for specific performance of any covenant contained in this Agreement, any Note or any of the other Loan Documents, or in aid of the exercise of any power granted to Agent herein or therein. If Agent shall fail or refuse to so proceed, Requisite Lenders shall be entitled to take such action as they shall deem appropriate to enforce their rights hereunder and under the other Loan Documents;

(b) remove from any premises where same may be located any and all Inventory of Borrower or any and all documents, instruments, files and records (including the copying of any computer records), and any receptacles or cabinets containing same, relating to the accounts of Borrower, and Agent may use (at the expense of Borrower) such of the supplies or space of Borrower, at Borrower’s place of business or otherwise, as may be necessary to properly administer and control the accounts of Borrower or the handling of collections and realizations thereon;

(c) bring suit, in the name of Borrower or Lenders, on any of the accounts of Borrower and generally have all other rights respecting such accounts, including without limitation the right to accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on such accounts and issue credits in the name of Borrower or Lenders;

(d) sell, assign and deliver such Inventory and accounts and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at Agent’s sole discretion, and any Lender may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by Borrower;

(e) (i) notify the account debtor on any of Borrower’s accounts or chattel paper of Lenders’ security interest therein; (ii) demand that monies due or to become due be paid directly to Agent for the account of Lenders; (iii) open Borrower’s mail and collect any and all amounts due Borrower from account debtors; (iv) enforce payment of Borrower’s accounts and chattel paper by legal proceedings or otherwise; (v) exercise all of Borrower’s rights and remedies with respect to the collection of Borrower’s accounts and chattel paper; (vi) settle, adjust, compromise, modify, extend or renew any of Borrower’s accounts or chattel paper; (vii) settle, adjust or compromise any legal proceedings brought to collect any of Borrower’s accounts or chattel paper; (viii) to the extent permitted by applicable law, sell or assign any of Borrower’s accounts or chattel paper upon such terms, for such amounts and at such time or times as Agent deems advisable; (ix) grant waivers or indulgences with respect to, accept partial payments from, discharge, release, surrender, substitute any customer security for, make compromise with or release, any other party liable on, any of Borrower’s accounts or chattel paper; (x) take control, in any manner, of any item of payment or proceeds from any account debtor; (xi) prepare, file, and sign Borrower’s name on any proof of claim in bankruptcy or similar document against any account debtor; (xii) prepare, file, and sign Borrower’s name on any notice of lien, assignment or satisfaction of lien or similar document in connection with Borrower’s accounts or chattel paper; (xiii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any of Borrower’s accounts or chattel paper or Inventory; (xiv) use Borrower’s stationery and sign Borrower’s name to verifications of Borrower’s accounts or chattel paper and notices thereof to account debtors; and (xv) use the information recorded on or contained in any data processing equipment or computer hardware or software relating to any of Borrower’s accounts, chattel paper, Inventory or proceeds thereof to which Borrower has access; and

(f) foreclose the security interests created pursuant to the Loan Documents by any available judicial procedure, or take possession of any or all of the Inventory and equipment of Borrower without judicial process and enter any premises where any such Inventory and equipment may be located for the purpose of taking possession of or removing the same.

Agent shall have the right, without notice of advertisement, to sell, lease, or otherwise dispose of all or any part of the Inventory and equipment of Borrower, whether in its then condition or after further preparation or processing, in the name of Borrower, or Lenders, or in the name of such other party as Agent may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as Agent in its sole discretion may deem advisable, and Agent or any other Lender shall have the right to purchase at any such sale. If any such Inventory and equipment shall require rebuilding, repairing, maintenance or preparation, Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting such Inventory and equipment in such saleable form as Agent shall deem appropriate. Borrower agrees, at the request of Agent, to assemble such Inventory and equipment and to make it available to Agent at places which Agent shall reasonably select, whether at the premises of Borrower or elsewhere, and to make available to Agent the premises and facilities of Borrower for the purpose of Agent’s taking possession of, removing or putting such Inventory and equipment in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that five (5) Business Days notice shall constitute reasonable notification and full compliance with the law. Agent shall be entitled to use all intangibles and computer software programs and data bases used by Borrower in connection with its business or in connection with the Collateral. The net cash proceeds resulting from Agent’s exercise of any of the foregoing rights (after deducting all charges, costs and expenses including reasonable attorneys’ fees) shall be applied by Agent to the payment of the Obligations, whether due or to become due, in such order as Agent may elect. Borrower shall remain liable to Lenders for any deficiencies, and Lenders in turn agree to remit to Borrower (or as a court of competent jurisdiction otherwise directs) any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

Section 9.4 No Implied Waiver; Rights Cumulative. No delay on the part of Agent or any Lender in exercising any right, remedy, power or privilege under any of the Loan Documents or provided by statute or at law or in equity or otherwise shall impair, prejudice or constitute a waiver of any such right, remedy, power or privilege or be construed as a waiver of any Default or Event of Default or as an acquiescence therein. No right, remedy, power or privilege conferred on or reserved to Agent or any Lender under any of the Loan Documents or otherwise is intended to be exclusive of any other right, remedy, power or privilege. Each and every right, remedy, power and privilege conferred on or reserved to Agent or any Lender under any of the Loan Documents or otherwise shall be cumulative and in addition to each and every other right, remedy, power or privilege so conferred on or reserved to Agent or any such Lender and may be exercised at such time or times and in such order and manner as Agent or any such Lender shall (in its sole and complete discretion) deem expedient.

Section 9.5 Set-Off; Pro Rata Sharing. If any Event of Default shall at any time occur, any deposits, balances or other sums credited by or due from Agent or such Lender or any of the offices or branches of Agent or any Lender to Borrower, may, without any prior notice of any kind to Borrower, or compliance with any other conditions precedent now or hereafter imposed by statute, rule or law or otherwise (all of which are hereby expressly and irrevocably waived by Borrower), be immediately set off, appropriated and applied by Agent or such Lender toward the payment and satisfaction of the Obligations (but not to any other obligations of Borrower to Agent or such Lender until all of the Obligations have been paid in full) in such order and manner as Agent or such Lender (in its sole and complete discretion) may determine, subject, however, to the provisions of Section 10.13.

ARTICLE 10

CONCERNING AGENT AND LENDERS

Agent and Lenders agree as follows:

Section 10.1 Appointment of Agent. Each Lender hereby appoints National City to serve as Agent under this Agreement and the other Loan Documents, and in such capacity to administer this Agreement and the other Loan Documents.

Section 10.2 Authority. Each Lender hereby irrevocably authorizes Agent (i) to take such action on such Lender’s behalf under this Agreement and the other Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are delegated to or required of Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (ii) to take such action on such Lender’s behalf as Agent shall consider necessary or advisable for the protection, collection or enforcement of any of the Obligations. Agent will promptly notify each Lender as soon as it becomes aware of any Default or Event of Default; provided, however, that Agent shall not be deemed to have knowledge of any item until such time as Agent’s officers responsible for administration of the Loans shall receive written notice thereof or have actual knowledge of such event. If any Lender becomes aware of any Default or Event of Default, it shall promptly notify Agent thereof; provided, however, that a Lender shall not be deemed to have knowledge of any item until such time as such Lender’s officers responsible for administration of the Loans shall receive written notice thereof or have actual knowledge of such event.

Section 10.3 Acceptance of Appointment. Agent hereby accepts its appointment as Agent for each Lender under this Agreement and the other Loan Documents, but only on the terms set forth in this Agreement, including the following:

(a) Agent makes no representation as to the value, validity or enforceability of this Agreement or of any of the other Loan Documents or as to the correctness of any statement contained in this Agreement or in any of the other Loan Documents;

(b) Agent may exercise its powers and perform its duties under this Agreement and the other Loan Documents either directly or through its agents or attorneys;

(c) Agent shall be entitled to obtain from counsel selected by it with reasonable care advice with respect to legal matters pertaining to this Agreement or any of the other Loan Documents and shall not be liable for any action taken, omitted to be taken or suffered in good faith in accordance with the advice of such counsel;

(d) Agent shall not be required to use its own funds in the performance of any of its duties or in the exercise of any of its rights or powers, and Agent shall not be obligated to take any action which, in its reasonable judgment, would involve it in any expense or liability unless it shall have been furnished security or indemnity in an amount and in form and substance satisfactory to it; and

(e) Agent, in performing its duties and functions under this Agreement and the other Loan Documents for the benefit of Lenders, will exercise the same care which it normally exercises in making and handling loans in which it alone is interested, but does not assume further responsibility.

Section 10.4 Collateral Matters.

(a) Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Property covered by the Security Documents (i) upon termination of the Credit Commitments and payment and satisfaction of all Obligations; or (ii) constituting Property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); or (iii) constituting Property leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended. Upon request by Agent at any time, any Lender will confirm in writing Agent’s authority to release particular types or items of Property covered by the Security Documents pursuant to this Section 10.4(a).

(b) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Requisite Lenders (as set forth in Section 10.4(a)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any Property covered by the Security Documents conferred upon Agent under clauses (i) through (iii) of Section 10.4(a). So long as no Event of Default is then continuing, upon receipt by Agent of confirmation from Requisite Lenders of its authority to release any particular item or types of Property covered by the Security Documents, and upon at least five (5) Business Days prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders or pursuant hereto upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower in respect of) all interests retained by Borrower, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Property covered by the Security Documents.

(c) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Property covered by the Security Documents exists or is owned by Borrower or a Guarantor or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 10.4 or in any of the Loan Documents, it being understood and agreed that in respect of the Property covered by the Security Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in Property covered by the Security Documents as one of Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders; provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

Section 10.5 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such Collateral to Agent or in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any security for the Obligations, it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 10.6 Application of Moneys. All moneys realized by Agent under the Loan Documents shall be held by Agent to apply in accordance with Section 2.9(b).

Section 10.7 Reliance by Agent. Agent shall be entitled to rely on any notice, consent, certificate, affidavit, letter, telegram, telecopy, electronic mail, facsimile or teletype message, statement, order, instrument or other document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons. Agent shall deem and treat the payee of any Note as the absolute owner thereof for all purposes hereof until such time as it receives actual notice of an assignment permitted hereunder of such payee’s interest, together with the written agreement of the assignee in form and substance satisfactory to Agent that such assignee is bound by this Agreement as a “Lender” hereunder.

Section 10.8 Exculpatory Provisions. (a) Neither Agent nor any of its stockholders, directors, officers, employees or agents shall be liable in any manner to any Lender for any action taken, omitted to be taken or suffered in good faith by it or them under any of the Loan Documents or in connection therewith, or be responsible for the consequences of any oversight or error of judgment, except for losses due to gross negligence or willful misconduct of Agent or such stockholder, director, officer, employee or agent. Without limiting the generality of the foregoing sentence of this Section 10.8(a), under no circumstances shall Agent be subject to any liability to any Lender on account of any action taken or omitted to be taken by such Agent in compliance with the direction of Requisite Lenders or all Lenders, as the case may be, as provided for hereunder.

(b) Agent shall not be responsible in any manner to any Lender for the due execution, effectiveness, genuineness, validity or enforceability, perfection or recording of this Agreement, any of the Notes, any of the other Loan Documents or for any certificate, report or other document used under or in connection with this Agreement or any of the other Loan Documents, or for the truth or accuracy of any recitals, statements, warranties or representations contained herein or in any certificate, report or other document at any time hereafter furnished or purporting to have been furnished to it by or on behalf of Borrower or any other Person, or be under any obligation to any Lender to ascertain or inquire as to the performance or observance by Borrower or any other Person of any of the covenants, agreements or conditions set forth in this Agreement, the Notes or any of the other Loan Documents or as to the use of any moneys lent hereunder or thereunder.

(c) Agent shall not be obligated to take any action or refrain from taking any action under any Loan Document that might, in its judgment, involve it in any expense or liability until it shall have been indemnified to its satisfaction by or received an agreement to indemnify from each Person which such Agent reasonably believes may be an intended recipient of such distribution. If a court of competent jurisdiction shall adjudge that any amount received and distributed by Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

Section 10.9 Action by Agent. Except as otherwise expressly provided under this Agreement or in any other of the Loan Documents, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as Requisite Lenders or all Lenders, as the case may be as provided for hereunder, shall direct. Except as otherwise expressly provided in any of the Loan Documents, Agent will not (and will not be obligated to) take any action, assert any rights or pursue any remedies under this Agreement or any of the other Loan Documents in violation or contravention of any express direction or instruction of Requisite Lenders or all Lenders, as the case may be as provided for hereunder. Agent may refuse (and will not be obligated) to take any action, assert any rights or pursue any remedies under this Agreement or any of the other Loan Documents without the express written direction and instruction of Requisite Lenders or all Lenders, as the case may be as provided for hereunder. If Agent fails, within a commercially reasonable time, to take such action, assert such rights, or pursue such remedies as Requisite Lenders or all Lenders, as the case may be as provided for hereunder, direct, Requisite Lenders or all Lenders, as the case may be as provided for hereunder, shall have the right to take such action, to assert such rights, or pursue such remedies for the benefit of all Lenders unless the terms hereof otherwise require the consent of all Lenders to the taking of such actions. All notices and other information delivered by Borrower to Agent hereunder, if material to Lenders, shall be delivered within a reasonable time (and in any event not more than five (5) days) after Agent’s receipt of same by Agent to each Lender. No Lender (other than National City, acting in its capacity as Agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents, except as expressly provided in this Agreement. Action that may be taken by Requisite Lenders or all Lenders, as the case may be as provided for hereunder may be taken pursuant to a vote at a meeting (which may be held by telephone conference call) of all Lenders, or pursuant to the written consent of such Lenders.

Section 10.10 Amendments, Waivers and Consents. Any provision of this Agreement, the Notes or the other Loan Documents may be amended or waived upon the consent of Requisite Lenders, and after such consent, Agent, for the benefit of Lenders, may execute and deliver to Borrower a written instrument waiving or amending such provision; provided, however, that neither this Agreement, the Notes, nor any of the other Loan Documents may be amended, waived or a variation therefrom or forbearance with respect to such variation consented to without the written consent of Agent and all of Lenders which effect (a) a change in the Maximum Revolving Commitment (other than a change provided for in this Agreement); (b) a change in any Lender’s Credit Commitment; (c) a reduction in the interest rates or reduction of the principal set forth in the Notes; (d) an extension of the maturity date on the Notes; (e) a change in the payment schedule or scheduled date for the payment of or amount of any interest or principal; (f) any change in Article 7; (g) a change in this paragraph, the definition of Requisite Lenders or any provision of this Agreement which requires consent or action of all Lenders for action thereunder; (h) a change in the obligations and liabilities of Agent; (i) a change which increases the obligations of any Lender; or (j) a change in any fees or charges hereunder or in Sections 2.12 or 11.5.

Section 10.11 Indemnification. Each Lender agrees to indemnify Agent (to the extent Agent is not promptly reimbursed by Borrower), in accordance with such Lender’s Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, interests, actions, judgments and suits of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent relating to or arising out of this Agreement or any of the other Loan Documents or relating to any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, interest, actions, judgments or suits resulting from Agent’s own gross negligence or willful misconduct.

Section 10.12 Reimbursement of Agent. Each Lender further agrees to reimburse Agent, in accordance with such Lender’s Pro Rata Share, for any reasonable out-of-pocket costs or expenses incurred by Agent in connection with its duties under this Agreement (including, but not limited to, reasonable fees and disbursements of counsel, travel and living expenses away from home of employees or agents of Agent and compensation of agents or of experts employed by Agent to render services for Lenders hereunder), but only to the extent such fees, disbursements, expenses and compensation have not been promptly reimbursed to Agent by Borrower. If any such sums are reimbursed to Agent by Borrower after one or more of Lenders have reimbursed Agent for such sums, Agent will refund such sums ratably to Lenders who contributed such sums.

Section 10.13 Sharing of Funds Received. Each Lender and Agent agrees with Agent and each of the other Lenders that if such Lender shall receive from Borrower or any other Person or Persons, whether by payment received otherwise than in accordance with the terms of the Loan Documents, exercise of the right of set-off, counterclaim, cross-claim, enforcement of any claim, or proceedings against Borrower or any other Person or Persons, proof of claim in bankruptcy, reorganization, liquidation, receivership or other similar proceedings, or otherwise, and shall retain and apply to the payment of any of the Obligations owing to such Lender any amount in excess of its Pro Rata Share of the payments received by all Lenders and Agent in respect of all of the Obligations, such Lender will promptly make such dispositions and arrangements with the other Lenders and Agent with respect to such excess, either by way of distribution, pro tanto assignment of claim, subrogation or otherwise, as shall result in each Lender receiving in respect of the Obligations owing to it, its Pro Rata Share of such payments.

Section 10.14 Dealing with Lenders. Agent may at all times deal solely with the several Lenders for all purposes of this Agreement and the protection, enforcement and collection of the Obligations, including, without limitation the acceptance and reliance upon any certificate, consent or other document executed on behalf of one or more of Lenders and the division of payments pursuant to Sections 2.7, 2.8, 2.9, 10.6 and 10.13. Agent shall not have a fiduciary relationship in respect of any Lender by reason of this Agreement. Agent shall have no implied duties to Lenders, or any obligation to Lenders to take any action hereunder except any action specifically provided by this Agreement to be taken by Agent.

Section 10.15 Agent as Lender. National City shall have, in its capacity as a Lender, the same obligations and the same rights, remedies, powers and privileges under this Agreement and the other Loan Documents as it would have were it not also an Agent.

Section 10.16 Duties Not to be Increased. The duties and liabilities of Agent under this Agreement and the other Loan Documents shall not be increased or otherwise changed without its express prior written consent. Agent shall have no duty to provide information to Lenders except as expressly set forth herein.

Section 10.17 Lender Credit Decisions. Each Lender acknowledges that it has, independently of and without reliance upon Agent or any of the other Lenders, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents to which it is a party. Each Lender also acknowledges that it will, independently of and without reliance upon Agent or any of the other Lenders, continue to make its own credit decisions in taking or not taking action under this Agreement or any of the other Loan Documents and in determining the compliance or lack thereof by Borrower and any other Person with any provision of any Loan Document or other document or agreement.

Section 10.18 Resignation of Agent. National City and any successor Agent may resign as such at any time by giving thirty (30) days’ prior written notice of resignation to each Lender and Borrower, such resignation to be effective on the date which is specified in such notice. Upon any such resignation by National City as Agent, or if the office of Agent shall thereafter become vacant for any other reason, Requisite Lenders shall appoint a successor Agent, by an instrument in writing signed by such Lenders and delivered to such successor Agent and Borrower, whereupon such successor Agent shall succeed to all of the rights and obligations of the retiring Agent as if originally named. The retiring Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the retiring Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the retiring Agent shall be discharged from its duties and obligations hereunder, except for its gross negligence or willful misconduct arising prior to its retirement or removal hereunder. After any Agent’s resignation, the provisions of Article 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Section 10.19 Assignment of Notes; Participation.

(a) Each Lender may, with concurrent notice to Agent, assign to one or more banks or other financial institutions or other entities (“Purchasers”) all or a portion of its rights and obligations under this Agreement and the Notes; provided that (i) for each such assignment, the parties thereto shall execute and deliver an assignment and assumption agreement, in form and substance acceptable to Agent, together with any Notes subject to such assignment, and (ii) such assignment shall be in an aggregate amount of at least $3,000,000. Notice to Agent and consent of Agent (which consent shall not be unreasonably withheld or delayed by Agent) and, unless a Default has occurred and is continuing, consent of Borrower (which consent shall not be unreasonably withheld or delayed by Borrower) shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or a Person controlling or controlled by a Lender. Upon such execution and delivery of such assignment and assumption agreement to Agent substantially in the form of Exhibit E, from and after the date specified as the effective date in such agreement, (i) the Purchaser thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such agreement, such Purchaser shall have the rights and obligations of a Lender hereunder and (ii) the assignor Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such agreement, (A) relinquish its rights (other than any rights it may have pursuant to Section 11.5 which will survive) and (B) have no further liability for funding its portion of the Credit Commitment or any of the other obligations under this Agreement assumed by such Purchaser (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender and a party hereto).

(b) Each Lender may sell participations of up to 49% of its rights and obligations under the Loan Documents to one or more banks or other entities (including, without limitation, up to such portion of its Credit Commitment, the Loans owing to it, and the Notes held by it); provided, however, that (i) such Lenders’ obligations under the Loan Documents (including, without limitation, its Credit Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of the Loan Documents, (iv) the participating banks or other entities shall be entitled to the cost protection provisions of Sections 2.12 and 11.5, but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which Lender granting such participation would have been entitled, (v) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender’s rights and obligations under the Loan Documents, and (vi) no such transfer shall include the transfer of any of such Lender’s rights to grant consents or approve amendments or modifications to the Loan Documents except with respect to those items requiring the action of or consent by all Lenders or affecting the rights and obligations of Agent. It is understood and agreed that each Lender may share any and all information received by it from or on behalf of Borrower pursuant to this Agreement or any of the other Loan Documents with any participant or prospective participant of such Lender.

ARTICLE 11

PROVISIONS OF GENERAL APPLICATION

Section 11.1 Term of Agreement. This Agreement shall continue in full force and effect and the duties, covenants and liabilities of Borrower hereunder and all the terms, conditions and provisions hereof relating thereto shall continue to be fully operative until all Obligations to Agent and each Lender have been satisfied in full and the Credit Commitments are terminated. The Obligations described under Section 11.5 shall survive any termination of this Agreement.

Section 11.2 Notices.

(a) All notices and other communications pursuant to this Agreement shall be in writing, and shall be delivered by certified mail, return receipt requested, regularly scheduled overnight delivery service, telecopy or hand-delivery, addressed as follows:

(i)	If to Borrower, at:

AtriCure, Inc. 6033 Shumaker Park Drive Cincinnati, Ohio 45069 Attn: Julie A. Piton, Vice President and CFO Fax Number: (513) 644-1315

With a copy to:

Epstein Becker & Green, PC 250 Park Avenue New York, NY 10177 Attn: Lowell S. Lifschultz, Esq. Fax Number: (212) 661-0989

(ii)	If to Agent, at:

National City Bank One East Fourth Street Location: 25-C211A Cincinnati, Ohio 45202 Attn: Gregory J. Gibbons, Senior Vice President Fax Number: (513) 455-9004

(iii)	If to a Lender, at such address set forth on Schedule 1;

or to such other addresses or by way of such other fax numbers as any party hereto shall have designated in a written notice to the other parties hereto.

(b) Except as otherwise expressly provided herein, any notice or other communication pursuant to this Agreement or any other Loan Document shall be deemed to have been duly given or made and to have become effective (i) when delivered in hand to the party to which it is directed; or (ii) if sent by regularly scheduled overnight delivery service or by telecopy, when received by the addressee; or (iii) if sent by certified mail, return receipt requested, on the third (3rd) Business Day following the date of mailing, whichever of (i), (ii) or (iii) shall be the earliest.

Section 11.3 Survival of Representations. All representations and warranties made by or on behalf of Borrower in this Agreement or any of the other Loan Documents shall be deemed to have been relied upon by Agent and each Lender notwithstanding any investigation made by Agent or any Lender and shall survive the execution and delivery of the Loan Documents and the making of each of the Loans.

Section 11.4 Amendments. Each of the Loan Documents may be modified, amended or supplemented in any respect whatever only with the prior written consent or approval of Agent and Requisite Lenders or all Lenders (as the case may be) and each other Person which is a party to such Loan Document, all in accordance with the terms of Section 10.10. All references in this Agreement to any of the Loan Documents shall be references to the Loan Documents as modified, amended or supplemented from time to time.

Section 11.5 Costs, Expenses, Taxes and Indemnification.

(a) Borrower absolutely and unconditionally agrees to pay to Agent, for the respective pro rata account of Agent and each Lender, upon demand by Agent or any Lender at any time and as often as the occasion therefor may require, whether or not all or any of the transactions contemplated by any of the Loan Documents are ultimately consummated (i) all reasonable out-of-pocket costs and expenses which shall at any time be incurred or sustained by Agent or any of its directors, officers, employees or agents as a consequence of, on account of, in relation to or any way in connection with the preparation, negotiation, execution and delivery of the Loan Documents and the perfection and continuation of the rights of Lenders and Agent in connection with the Loan, as well as the preparation, negotiation, execution, or delivery or in connection with the amendment or modification of any of the Loan Documents or as a consequence of, on account of, in relation to or any way in connection with the granting by Agent or any Lender of any consents, approvals or waivers under any of the Loan Documents including, but not limited to, reasonable attorneys’ fees and disbursements; and (ii) all reasonable out-of-pocket costs and expenses which shall be incurred or sustained by Agent or any Lender or any of their directors, officers, employees or agents as a consequence of, on account of, in relation to or any way in connection with (A) the exercise, protection or enforcement (whether or not suit is instituted) any of its rights, remedies, powers or privileges under any of the Loan Documents subject, with respect to the matters expressly set forth therein, to Section 6.12(a) or

(B) any litigation, proceeding or dispute in any respect related to any of the relationships under, or any of the Loan Documents (including, but not limited to, all of the reasonable fees and disbursements of consultants, legal advisers, accountants, experts and agents for Agent or any Lender, the reasonable travel and living expenses away from home of employees, consultants, experts or agents of Agent or any Lender, and the reasonable fees of agents, consultants and experts not in the full-time employ of Agent or any Lender for services rendered on behalf of Agent or any Lender).

(b) Borrower shall absolutely and unconditionally indemnify and hold harmless Agent and each Lender against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses and all other liabilities whatsoever which shall at any time or times be incurred or sustained by Agent or any Lender or by any of their stockholders, directors, officers, employees, Subsidiaries, Affiliates or agents on account or in relation to, or in any way in connection with, any of the arrangements or transactions contemplated by, associated with or ancillary to this Agreement or any of the other Loan Documents other than by reason of the gross negligence or willful misconduct of the indemnified party, whether or not all or any of the transactions contemplated by, associated with or ancillary to this Agreement or any of such Loan Documents are ultimately consummated.

(c) Borrower hereby covenants and agrees that any sums expended by Agent or any Lender for which Agent or any Lender is entitled to be reimbursed pursuant to this Section 11.5 shall be immediately due and payable upon demand by Agent or any Lender, and shall bear interest at the Default Interest Rate from the date Agent or any such Lender demand payment until the date such payment is made in full to Agent or such Lender.

(d) The party prevailing in any action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the transactions contemplated hereby shall be entitled to reimbursement of all reasonable fees of its attorneys incurred in connection with such action, suit or proceedings.

Section 11.6 Language. All notices, applications, certificates, reports, financial statements and other financial information, correspondence and all other communications from Borrower to Agent or any Lender pursuant to this Agreement or any of the other Loan Documents shall be in the English language or shall be accompanied by an English translation thereof completely satisfactory to Agent or such Lender.

Section 11.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors in title and assigns; provided, however, that (a) Borrower may not assign or delegate any of its rights or obligations hereunder to any Person or Persons without the express prior written consent of Agent and all Lenders; and (b) no Lender may assign or delegate its rights or obligations hereunder to any Person or Persons except in accordance with Section 10.19.

Section 11.8 Governing Law; Jurisdiction and Venue. (a) The undersigned agree that inasmuch as this Agreement, the Notes and the Loan Documents are to be executed by Borrower and accepted by Agent and Lenders in Cincinnati, Ohio and the funds to be disbursed under the

Loans are to be disbursed in Ohio, this instrument and the rights and obligations of all parties hereunder shall be governed by and construed under the substantive laws of the State of Ohio, without reference to the conflict of laws principles of such state.

(b) Agent, each Lender and Borrower hereby designate all courts of record sitting in Cincinnati, Ohio, both state and federal, as forums where any action, suit or proceeding in respect of or arising out of this Agreement, the Notes, Loan Documents, or the transactions contemplated by this Agreement may be prosecuted as to all parties, their successors and assigns, and by the foregoing designations Agent, each Lender, and Borrower consent to the jurisdiction and venue of such courts. BORROWER WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY OTHER STATE TO OBJECT TO JURISDICTION WITHIN THE STATE OF OHIO FOR THE PURPOSES OF LITIGATION TO ENFORCE SUCH OBLIGATIONS OF BORROWER. If such litigation is commenced, Borrower agrees that service of process may be made and personal jurisdiction over Borrower obtained by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon Borrower at the address set forth in Section 11.2. Borrower recognizes and agrees that the agency has been created for the benefit of Borrower, and Agent and each Lender and agree that this agency shall not be revoked, withdrawn or modified without the consent of Agent.

Section 11.9 WAIVER OF JURY TRIAL AS A SPECIFICALLY BARGAINED INDUCEMENT FOR LENDERS TO EXTEND CREDIT TO BORROWER, AND AFTER HAVING THE OPPORTUNITY TO CONSULT COUNSEL, BORROWER, AGENT, AND EACH LENDER HEREBY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR ARISING IN ANY WAY FROM THE OBLIGATIONS.

Section 11.10 Waivers. Except to the extent expressly provided elsewhere in this Agreement, Borrower waives notice of nonpayment, demand, notice of demand, presentment, protest and notice of protest with respect to the Obligations, or notice of acceptance hereof, notice of the Loans made, credit extended, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

Section 11.11 Interpretation and Proof of Loan Documents. Whenever possible, the provisions of each Loan Document will be construed in such a manner as to be consistent with this Agreement and each other Loan Document. If any of the provisions of any Loan Document are inconsistent with this Agreement, such provisions of this Agreement will supersede such provisions of such Loan Document. This Agreement, the Loan Documents and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by Agent or any Lender at the closing or otherwise, and (c) financial statements, certificates and other information previously or hereafter furnished to Agent or any Lender, may be reproduced by Agent or such Lender by an photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Agent or such Lender may destroy any original document so reproduced. Borrower agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Agent or such Lender in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.12 Integration of Schedules and Exhibits. The Exhibits and Schedules annexed to this Agreement are an integral part of this Agreement and are incorporated herein by reference.

Section 11.13 Headings. The headings of the Articles, Sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 11.14 Counterparts. This Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart hereof signed by each of the parties hereto. Any documents delivered by, or on behalf of, Borrower by fax transmission or by electronic mail in portable document format ("pdf") (a) may be relied on by Agent and Lenders as if the document were a manually signed original and (b) will be binding on Borrower for all purposes of the Loan Documents.

Section 11.15 Severability. Any provision of this Agreement which is prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.16 One General Obligation. All Loans and advances by Lenders to Borrower under this Agreement constitute one loan, and all Obligations of Borrower to Agent and Lenders under this Agreement constitute one general obligation. It is expressly understood and agreed that all of the rights of Agent and each Lender contained in this Agreement shall likewise apply insofar as applicable to any modification of or supplement to this Agreement.

Section 11.17 PATRIOT ACT NOTICE. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each party who opens an account. Agent and Lenders will ask each party to a financial transaction their name, address and other information that will allow Agent and Lenders to identify such party. Agent and Lenders may also ask to see other documents that substantiate a party's identity.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each of the parties as of the date first above written in Cincinnati, Ohio.

ATRICURE, INC.

By:	/s/ Julie A. Piton
Julie A. Piton, Vice President, Finance and Administration and Chief Financial Officer

NATIONAL CITY BANK, as Lender

By:	/s/ Gregory J. Gibbons
Gregory J. Gibbons, Senior Vice President

NATIONAL CITY BANK, as Agent

By:	/s/ Gregory J. Gibbons
Gregory J. Gibbons, Senior Vice President

REVOLVING LOAN PROMISSORY NOTE

$10,000,000	July 1, 2008
(Effective Date)

THIS REVOLVING LOAN PROMISSORY NOTE (this “Note”) is executed and delivered as of the date hereof by ATRICURE, INC., a Delaware corporation (“Borrower”), to the order of NATIONAL CITY BANK, a national banking association (“Lender”).

This Note has been executed and delivered by Borrower to Lender pursuant to a certain Credit Agreement of even date herewith, by and among Borrower, National City Bank, a national banking association, as Agent, and the Lenders listed on Schedule 1 thereto (the “Credit Agreement”), and is subject to the terms and conditions of the Credit Agreement, including without limitation, acceleration upon the terms provided therein. All capitalized terms used herein that are defined in the Credit Agreement and not otherwise defined herein shall have the meanings given in the Credit Agreement.

Borrower, for value received, promises to pay to the order of Lender, for the account of Lender in accordance with the Credit Agreement, the principal sum of Ten Million Dollars ($10,000,000), being the amount of Lender's Credit Commitment, or so much thereof as is loaned by Lender to Borrower as Loans pursuant to the Credit Agreement, together with interest thereon at the Interest Rate. Interest on the principal balance of this Note shall be due and payable monthly in arrears on the first Business Day of each month, commencing on June 1, 2008. Interest shall be computed on the basis of the actual number of days elapsed over an assumed year consisting of three hundred sixty (360) days. The entire principal balance of this Note and all accrued but unpaid interest shall, if not sooner paid or required to be paid pursuant to the Credit Agreement, be due and payable in full on July 1, 2010. This Note is subject to mandatory prepayment and/or acceleration as provided in the Credit Agreement.

This Note may be prepaid in full or in part at any time and from time to time without any penalty or premium.

Upon the occurrence and during the continuance of any Event of Default, the outstanding principal and all accrued and unpaid interest, as well as any other Obligations due Lender hereunder or under any Loan Document, shall bear interest at the Default Interest Rate from the date on which such Event of Default shall have occurred to the date on which such Event of Default shall have been waived or cured.

Upon the occurrence and during the continuance of any Event of Default, the entire principal balance of this Note and all accrued but unpaid interest shall, upon notice by Agent to Borrower, become immediately due and payable, except that if there shall be an Event of Default under Section 9.1(i) of the Credit Agreement, the entire principal balance of this Note and all accrued but unpaid interest shall become immediately due and payable without notice.

Subject to the terms and conditions of the Credit Agreement and until the Termination Date, Borrower may borrow, repay and reborrow from Lender, and Lender will lend and relend to Borrower, such amounts not to exceed Lender’s Credit Commitment as Borrower may from time to time request.

Borrower hereby: (i) waives presentment, notice of presentment, demand, notice of demand, protest, notice of protest and notice of nonpayment and any other notice required to be given by law, except as otherwise specifically provided in the Credit Agreement, in connection with the delivery, acceptance, performance, default or enforcement of this Note or any indorsement or guaranty of this Note; and (ii) consents to any and all delays, extensions, renewals or other modifications of this Note or waivers of any term hereof or the failure to act on the part of Agent or Lender or any indulgence shown by Agent or Lender, from time to time and in one or more instances (without notice to or further assent from Borrower), and agrees that no such action, failure to act or failure to exercise any right or remedy on the part of Agent or Lender shall in any way affect or impair the obligations of Borrower or be construed as a waiver by Lender of, or otherwise affect, any of Lender’s rights under this Note, or under any indorsement or guaranty of this Note. Borrower further agrees to reimburse Agent and Lender for all advances, charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid in exercising any right, power or remedy conferred by this Note, or in the enforcement of this Note, on the terms and conditions provided in Section 11.5 of the Credit Agreement.

Anything herein to the contrary notwithstanding, the obligations of Borrower under this Note, the Credit Agreement and any other Loan Documents shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by Lender would be contrary to the provisions of law applicable to Lender limiting the maximum rate of interest that may be charged or collected by Lender. Without limiting the generality of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Note that are made for the purposes of determining whether such rate of interest exceeds the maximum rate of interest permitted by applicable law shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of this Note all interest at any time contracted for, charged or received in connection with the indebtedness evidenced by this Note, and then to the extent that any excess remains, all such excess shall be automatically credited against and in reduction of the principal balance, and any portion of said excess that exceeds the principal balance shall be paid by Lender to Borrower, it being the intent of the parties hereto that under no circumstances shall Borrower be required to pay any interest in excess of the highest rate permissible under applicable law.

The provisions of this Note shall be governed by and interpreted in accordance with the laws of the State of Ohio.

Borrower hereby designates all courts of record sitting in Cincinnati, Ohio and having jurisdiction over the subject matter, state and federal, as forums where any action, suit or proceeding in respect of or arising from or out of this Note, its making, validity or performance, may be prosecuted as to all parties, their successors and assigns, and by the foregoing designation Borrower consents to the jurisdiction and venue of such courts.

If this Note or any Indebtedness is referred to an attorney for collection, Borrower shall pay to Lender or the then holders of the Indebtedness its reasonable attorneys’ fees. BORROWER AGREES THAT AN ATTORNEY WHO IS COUNSEL TO LENDER OR ANY OTHER HOLDER OF SUCH INDEBTEDNESS MAY ALSO ACT AS ATTORNEY OF RECORD FOR BORROWER WHEN TAKING THE ACTIONS DESCRIBED ABOVE IN THIS PARAGRAPH. BORROWER AGREES ANY ATTORNEY TAKING SUCH ACTIONS MAY BE PAID FOR THOSE SERVICES BY LENDER OR THE HOLDER OF SUCH INDEBTEDNESS. BORROWER WAIVES ANY CONFLICT OF INTEREST THAT MAY BE CREATED BECAUSE THE ATTORNEY REPRESENTING BORROWER IS BEING PAID BY LENDER OR THE HOLDER OF SUCH INDEBTEDNESS.

TIME IS OF THE ESSENCE IN THE PERFORMANCE OF THE OBLIGATIONS OF THIS NOTE.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower has executed this Note as of the date set forth above.

ATRICURE, INC.

By:	/s/ Julie A. Piton
Julie A. Piton, Vice President, Finance and Administration and Chief Financial Officer

SIGNATURE PAGE TO

REVOLVING LOAN PROMISSORY NOTE